EXHIBIT 99.2




                                                        Filed in Denver
                                                        District Court
                                                          Copy F
                                                       00 Mar 21 PM 4:46


DISTRICT COURT, CITY AND COUNTY OF DENVER, STATE OF COLORADO
Case No. 00CV1402, Courtroom __
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                     COMPLAINT AND JURY DEMAND

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TITANIUM METALS CORPORATION, a Delaware corporation,

         Plaintiff,

v.

THE BOEING COMPANY, a Delaware corporation,

         Defendant.
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                                  INTRODUCTION

1. Titanium Metals Corporation ("TIMET") is a Colorado-based producer of titanium metal products, headquartered in Denver with approximately 2,200 employees. TIMET's market value totals $160 million. In 1999, TIMET had revenues of approximately $480 million and suffered a net loss of $31 million.

2. Titanium, TIMET's only significant product, is a super-strong light metal that can perform very well at high temperatures. It is an essential component in commercial aircraft. Today's commercial airplanes could not be built without titanium.

3. The Boeing Company ("Boeing") is located in Seattle, Washington and is the world's largest manufacturer of commercial aircraft. More than two out of every three airplanes used by the world's airlines were made by Boeing. Boeing has approximately 195,000 employees and its market value is $38.5 billion. In 1999, Boeing had revenues of approximately $58 billion and net income of $2.3 billion. Boeing is about 200 times the size of TIMET.

4. In 1997 Boeing's airplane business was booming. It was building a record number of airplanes. However, Boeing faced a major problem: titanium was in short supply and prices were rising. To solve this problem, Boeing announced that it would deal primarily with one of the four titanium companies in the world. Boeing proposed to enter into a ten-year contract wi th the company that offered lower prices and an assured supply.

5. After a fierce bidding competition among the titanium suppliers, Boeing signed a contract with TIMET to buy over an estimated $2 billion in titanium products from TIMET over ten years.

6. This was the largest contract in TIMET's history. The huge volumes required by the contract induced TIMET to invest over $100 million in capacity additions and other items. TIMET estimated the contract would generate over $600 million in profits over the ten years.

7. In 1998, Boeing's airplane business was still booming, titanium prices were rising and supply was tight. Boeing purchased the required volumes under the TIMET contract.

8. In late 1998, Boeing's forecasted airplane business fell sharply. Titanium became more plentiful and prices declined.

9. In 1999, Boeing found it was cheaper to ignore the TIMET contract and purchase from others. Boeing's senior executives also told employees to reduce all inventories. Boeing then chose to reduce titanium inventories instead of complying with the TIMET contract.

10. In early 2000, Boeing repudiated the TIMET contract altogether. Boeing informed TIMET in writing that living up to its contract promises was not acceptable to Boeing. Only if TIMET eliminated the essential contract terms - fixed prices and minimum purchase requirements - would Boeing consider living up to the contract. Any other solution was "non-negotiable," Boeing insisted.

11. Boeing used its economic power to repudiate the contract with TIMET because it saved Boeing millions of dollars and allowed Boeing to achieve its corporate objectives of reducing inventory.

12. TIMET has thus brought this action to recover over $600 million in damages caused by Boeing's breach and repudiation of its ten-year contract to buy titanium metal from TIMET.

                            PARTIES AND JURISDICTION

13. TIMET is incorporated in Delaware and has its principal place of business in Denver, Colorado. TIMET produces titanium metal primarily for use in the aerospace industry.

14. Boeing is incorporated in Delaware and has its principal place of business in Seattle, Washington. Boeing manufactures commercial aircraft, among other products.

15. Jurisdiction over Boeing is proper pursuant to Colo. Rev. Stat. ss. 13-1-124. Boeing entered into the contract at issue with TIMET, a citizen of Colorado. Most of the negotiations over contract terms were conducted via telephone, mail, and email communication between Boeing corporate headquarters in Seattle and TIMET corporate headquarters in Denver, as well as in-person meetings at TIMET's offices in Denver. The contract requires that any notices and communications under the contract be made by Boeing to TIMET's Vice President of Sales in Denver, with a copy to TIMET's General Counsel in Denver. The harm that TIMET has suffered as a result of Boeing's breach and repudiation is felt in Colorado.

16. Venue is proper pursuant to Rule 98(c) of the Colorado Rules of Civil Procedure. TIMET is a resident in the City and County of Denver, and Boeing is a nonresident of Colorado.

                                   BACKGROUND

17. Titanium metal is very strong and light. As a result of these qualities, a significant percentage of the titanium metal produced goes into making airplane parts.

18. Consequently, when airplane orders and production are high, titanium demand is high and titanium prices increase sharply. Likewise, when airplane orders and production are down, titanium demand and prices decline sharply. As a result, the titanium metal business has historically reflected the cyclicality of the aerospace industry itself. The aircraft industry went through a severe downturn in the early 1990s, and by 1995, a number of titanium metals suppliers worldwide had either gone out of business or scaled back their production capabilities significantly.

19. By 1996, the cycle began to turn up again. Airplane orders were increasing sharply; titanium prices were soaring. Because of the relatively small number of titanium suppliers still in business, Boeing became concerned that its airplane business was jeopardized by the high prices and tight demand for titanium metal. Reliable supply is critical to Boeing's business. Loss of even a day's production because of parts supply problems could cost Boeing many millions of dollars.

20. Prior to 1997, Boeing relied principally on its parts suppliers to purchase their own needs for titanium from whatever source the parts supplier determined. Boeing had not been a major direct purchaser of titanium. Many of Boeing's suppliers purchased titanium on a "spot market" basis or on the basis of short term, usually not more than one year, contracts. Under this historical system, Boeing's purchases of titanium and titanium parts had been fragmented among numerous parts suppliers and titanium producers.

21. On March 12, 1997, Boeing called a meeting of titanium parts suppliers at TIMET's plant in Henderson, Nevada. At the meeting, Boeing proposed a revolutionary new strategy that would "fundamentally change" its approach to titanium sourcing. Boeing announced that it intended to select one titanium producer as its primary supplier of titanium under a long-term contractual partnership. The vast majority of titanium purchases by both Boeing and Boeing's suppliers would be consolidated with this primary producer. Not only would Boeing purchase most of its own titanium needs from this supplier, but more significantly, Boeing would also require its various parts suppliers around the world to purchase most of their titanium raw material needs for Boeing parts from the chosen primary supplier. Boeing referred to this chosen supplier as its "partner."

22. Boeing explained that it expected this new approach to lead to lower costs, improved forecasting, and a more reliable, predictable supply of titanium for Boeing. For the chosen producer, Boeing promised a "long term commitment" through both the "up and down cycles." Boeing said that the chosen supplier would benefit from a less cyclical demand for titanium, higher plant utilization, the ability to make investments leading to more efficient production, and more consistent financial returns throughout the entire business cycle. These promised benefits were very attractive to TIMET and fit well with its own strategic long-term goals of stabilizing or moderating the significant historical swings in its own business.

23. Boeing issued its formal Request for Proposal ("RFP") based upon this "new way of doing business" to titanium suppliers on April 9, 1997. Boeing stressed that it was "looking to establish a long term commitment that would encompass both up and down cycles" in the industry. Boeing stated that "a primary goal" of the partnership would be "to ensure that the partner stays financially healthy throughout the business cycle" by "working together to manage costs, sharing the burden, [and] maintaining production volumes." The RFP reflected Boeing's estimated needs for titanium products of 21 million pounds per year in 1997.

24. In response to the RFP, TIMET submitted its contract proposal to Boeing on May 9, 1997. TIMET proposed a ten-year contract, with prices of titanium flat for the first five years and adjusted based upon inflation thereafter. Importantly, TIMET had to agree to pricing under the agreement that was significantly below then-prevailing market prices. The parties' joint expectation was that by TIMET giving up dollars through lower pricing in the existing markets, it would recover those dollars later on in the contract both when prevailing market pricing fell below the contract price and when TIMET's volumes would otherwise drop with the down cycle. In this way, the deal was a "win-win" for both companies. Under TIMET's proposal, in order to assure that these advantages worked out for both sides over the course of a market cycle, Boeing would be required to purchase from TIMET a minimum of 70% of Boeing's total annual titanium requirements over the next ten years.

25. Among other benefits to Boeing, TIMET's proposal offered Boeing a guaranteed source of large volumes of titanium at fixed, favorable prices during the current up-side of the business cycle when titanium demand and pricing were high. For TIMET, the proposal provided future protection during the down-side of the business cycle, by ensuring a buyer for TIMET's titanium and a relatively constant price across the full duration of the normal business cycle, thereby dampening the dramatic volume and pricing swings historically suffered in its business.

26. In light of Boeing's position as the largest single end-use consumer of titanium in the world, the opportunity to become Boeing's chosen supplier represented a real "plum" and competition among the potential suppliers was keen. After negotiations with all major titanium suppliers, TIMET was selected by Boeing in August 1997 to be its primary titanium supplier.

27. For many years before the 1997 Boeing "long term contract" proposal, TIMET had very little Boeing business. Now having been selected as Boeing's principal titanium supplier, TIMET expected to be selling to the largest end-user of titanium in the world a majority of its significant annual titanium requirements over the next ten years. This was considered a major turning point for a company of TIMET's relatively small size, an event proudly heralded to its stockholders, the investing public in general, its employees, its lenders, and others.

28. Formal contract negotiations occupied the next few months. In November 1997, Boeing and TIMET signed a written agreement that documented their obligations to one another, a fact again heralded by TIMET to its shareholders, employees and lenders. Under the contract, the parties agreed that prices would be held firm for the first five years of the deal, and would adjust after that on an annual basis depending upon certain economic indices relevant to this case. Commencing in 1999, Boeing specifically promised to buy from TIMET, and TIMET agreed to supply to Boeing (or its parts suppliers), annually a volume that was based upon Boeing's actual needs, but that generally represented a minimum of 70% of Boeing's annual titanium requirements; however, Boeing guaranteed it would purchase from TIMET an absolute minimum of 6.5 million pounds per year in titanium product, no matter how small Boeing's actual needs ultimately proved to be.

29. Even though historically a large percentage of Boeing's titanium needs were purchased indirectly through its parts suppliers, under this agreement Boeing itself specifically and directly assumed the obligation to assure that both Boeing and its parts suppliers, taken as a whole, purchased the required annual minimum from TIMET. Boeing itself assumed all of the financial consequences if this did not happen. Boeing expressly undertook to require its parts suppliers to make sure the contract volume commitment to TIMET was met.

30. TIMET also assumed significant obligations under the ten-year contract. During negotiations, Boeing had presented a forecast dated February 18, 1997 that showed its need for titanium growing significantly, from approximately 12 million pounds in prior years to over 25 million pounds in 1997, and then continuing to increase further in 1998 and 1999. As Boeing's principal titanium supplier, TIMET now had to make sizeable capital investments and secure firm, long-term commitments for raw materials to be able to supply Boeing's projected needs for titanium.

31. In reliance on the contract, and in direct response to Boeing's insistence that TIMET be positioned to meet Boeing's own rapidly escalating demand for titanium over the next few years, TIMET made over $100 million in new investments during 1997-1999. For a company of TIMET's size, this level of investment represented a serious undertaking and a significant commitment to its new relationship with Boeing. It entered into long-term agreements with firm commitments to purchase raw materials needed to meet Boeing's projected demand.

32. From the outset, however, Boeing has failed to cause its titanium parts suppliers and even its own internal purchasing people to purchase the required titanium metal from TIMET. Boeing made frequent and repeated assurances that it would adhere to its contract promises, but never did. TIMET consistently met with and accommodated Boeing to help Boeing make the contract work, but was always disappointed.

33. In late 1999 and early 2000 Boeing communicated that it was intentionally reneging on its end of the bargain. Boeing has breached and repudiated its contract with TIMET. Boeing has demanded that TIMET completely renegotiate the contract, eliminating Boeing's contract promise to buy up to 70% of its requirements from TIMET and its promise to pay liquidated damages if it does not and implementing new, lower pricing. Boeing has expressly told TIMET it will not commit to honoring the remaining seven years of the contract.

34. Boeing intentionally breached and reneged on its contract promises for its own internal business reasons. Boeing employees informed TIMET that Boeing senior management desired to reduce the size of its inventory on its books. By reneging on its contract, Boeing put the cost of its business decision to reduce inventory squarely on TIMET.

35. Boeing likewise took advantage of TIMET by the timing of its breach. During 1997 and 1998, demand was strong and spot market prices were high, substantially higher than the discounted prices from TIMET under the agreement. Boeing took advantage of this fact by buying titanium metal from TIMET under the artificially low contract price. Whenever Boeing occasionally found titanium metal on the market at prices lower than contract prices during this period, Boeing simply ignored the contract and acted in its own self-interest by buying titanium metal on the open market and allowed, even encouraged, its suppliers to do the same. In doing so, Boeing saved tens of millions of dollars.

36. Then, when reduced demand dropped market prices under the contract price, Boeing stopped buying from TIMET under the contract altogether and took advantage of the lower market prices generally. Once again, Boeing's parts suppliers were allowed, even encouraged, to follow suit.

37. After Boeing announced its intent to repudiate and renege on its contract, TIMET was forced to lay off increasing numbers of its employees around the world, including here in Colorado. Even if Boeing now agreed to comply with its contract, it would be very difficult and costly for TIMET to gear up its operations to satisfy Boeing's requirements.

38. As a result, TIMET's financial health and stability is jeopardized. Having changed its way of doing business in reliance on Boeing's proposal, having spent over $100 million to position itself to live up to its end of the bargain based upon Boeing's contract promises and Boeing's representation that the new way of doing business would protect TIMET's financial health throughout the titanium cycle, and having entered into multimillion dollar agreements to purchase raw materials that Boeing led it to believe would be necessary to meet Boeing's sharply increasing expected needs for TIMET titanium, TIMET now finds its business fundamentally jeopardized by Boeing's breach.

39. TIMET accordingly brings this action to recover its damages for Boeing's breach and repudiation of contract, including, but not limited to, TIMET's liquidated damages and/or lost profits for 1999 and each of the years remaining under the contract, TIMET's capacity expansion expenditures made in reliance on the contract, its costs in adjusting its own long-term contracts with its suppliers as a result of Boeing's breach and repudiation, and any other damages that TIMET bears as a result of Boeing's breach and repudiation.

                        THE RELEVANT CONTRACT PROVISIONS

40. On November 5, 1997, TIMET and Boeing signed a Purchase and Sale Agreement. In a formal signing ceremony held at TIMET's Henderson, Nevada plant on December 5, 1997, the parties signed a conforming copy of the contract, still dated as of November 5. The latter contract is attached as Exhibit A to this Complaint and is incorporated by reference.

41. The  contract  states  that it is to be governed  by  Washington  state law.
(ss.20)

42. The contract establishes fixed prices for TIMET products for the first five years of the contract, with a formula for price adjustments thereafter. (ss.4)

43. The contract sets forth a schedule of required Boeing titanium purchases from TIMET, with the minimum requirement in any calendar year depending on the "Annual Boeing Titanium Requirements" in that year. (ss.5.1)

44. The contract defines "Annual Boeing Titanium Requirements" to include "for any given calendar year, the total volume of titanium metal purchased (rounded to the nearest 100,000 pounds), in whatever form and from whatever source, either by Boeing directly from the titanium producer, or indirectly by Boeing through a chain of one or more intermediate suppliers, in either case to be used to manufacture parts or assemblies for use in fixed wing commercial aircraft manufactured by Boeing." (ss. 1.1)

45. According to the schedule set forth in the contract, if the Annual Boeing Titanium Requirements for any given year are 7.4 million pounds or less, Boeing is obligated to purchase 6.5 million pounds from TIMET. (ss. 5.1) Under this provision, even if Boeing and its suppliers were to purchase no titanium from any other source in a calendar year, Boeing is still obligated to purchase 6.5 million pounds from TIMET.

46. Specified minimum purchases from TIMET are also included for each level of Annual Boeing Titanium Requirements between 7.5 million pounds and 13 million pounds. Above 13 million pounds, Boeing is obligated to purchase from TIMET 70% of the Annual Boeing Titanium Requirements, up to 17.5 million pounds of TIMET product. (ss.ss. 5.1, 5.2)

47. In the event that Boeing does not purchase the required minimum volume from TIMET, Boeing is required to make a cash payment to TIMET based upon the amount of the shortfall. The contract states that this amount is intended to be liquidated damages for Boeing's failure to purchase the minimum volume requirements in any year. (ss. 5.4)

48. To assure Boeing's compliance with the contractual minimum purchase obligation, each year Boeing is to certify to TIMET both its Annual Titanium Requirements for the previous year and the amount purchased from TIMET in the previous year. TIMET has the right to audit Boeing's report on these volumes. (ss. 5.3) Boeing is then to make a cash payment to TIMET for any liquidated damages amount within 60 days of demand by TIMET. (ss. 5.4)

49. The contract also contains a mechanism for communicating Boeing's projected titanium needs to TIMET so that TIMET can rationally plan its production. On the last day of each calendar quarter, Boeing is to provide TIMET with its best estimate of its needs for TIMET titanium products, by product, for each of the four successive quarters beginning 90 days from the end of the current quarter (the "Quarterly Volume Forecast"). Thus, for example, by March 30, Boeing is to provide its Quarterly Volume Forecast for the four quarters beginning July 1. Upon receiving the Quarterly Volume Forecast, TIMET is to prepare and distribute a schedule of lead times applicable to any orders that may be placed during the first quarter covered by the Quarterly Volume Forecast. TIMET and Boeing are then to review both the quarterly volumes and the lead times on a monthly basis to ensure compliance with the contract and adequate support for the production schedule requirements of Boeing and its suppliers. (ss. 5.5) The Quarterly Volume Forecast is also important because it forms the basis for the calculation of the amount of any liquidated damages, since the amount of liquidated damages depends not only on the size of the volume shortfall, but also the variety and corresponding price of the titanium products Boeing expected to purchase. (ss. 5.4)

50. TIMET has fully performed its obligations under the contract. The contract contains provisions for notice and possible termination by Boeing upon any material default or breach by TIMET (ss.ss. 8.2, 8.3). Boeing has never given notice or otherwise claimed that TIMET is in default or breach.

51.  Boeing  has  received   substantial  benefits  from  the  contract  in  the
approximately two years that the contract has been in place. The fixed price set by the contract has saved Boeing many millions of dollars.

                         BOEING'S BREACH AND REPUDIATION

52. Despite TIMET's full performance under the contract, and despite Boeing's promises of a long-term partnership with TIMET, Boeing has been in breach of the contract since the beginning of the relationship between TIMET and Boeing.

53. From the signing of the contract in 1997 until March 2000, Boeing did not provide TIMET with a single Quarterly Volume Forecast, despite the contract requirement that Boeing provide one every calendar quarter. Boeing's failure to provide the required forecasts made it impossible for TIMET to efficiently plan its production of titanium for Boeing and its other customers.

54. Boeing finally provided its first Quarterly Volume Forecast on March 17, 2000. It shows that Boeing plans to buy virtually no titanium under the contract for the year 2000.

55. Boeing never provided TIMET with the analysis of the Annual Boeing Titanium Requirements for calendar year 1998, which was due on January 30, 1999, despite numerous requests from TIMET.

56. Now Boeing has refused to provide TIMET with the Annual Boeing Titanium Requirements for calendar year 1999, which was due on January 30, 2000. Without this report, TIMET cannot determine whether Boeing and its suppliers purchased the required volumes of titanium from TIMET in 1999 and whether Boeing owes TIMET a liquidated damages payment under the contract to compensate TIMET for Boeing's under-purchase.

57. On information and belief, Boeing has refused to provide the 1999 analysis because Boeing has failed to purchase the minimum required volumes from TIMET. Boeing likely wants to avoid acknowledging this fact and wants to avoid paying the liquidated damage amount that would be due to TIMET because of Boeing's failure to purchase the minimum volumes.

58. Boeing's failure to purchase the minimum contractual volumes is due in part to Boeing's failure to take appropriate steps to ensure titanium purchases by its suppliers and even its own divisions. The market price for titanium has fallen below the price set in the contract between TIMET and Boeing. Boeing's suppliers are simply buying titanium from other titanium producers, leaving orders from TIMET well below the contractual minimums, and Boeing is doing nothing to remedy this situation. Quite the contrary--Boeing itself is even making its own direct purchases outside the agreement.

59. More significantly, however, after this continuing pattern of breaches over the last several years, Boeing has recently made repeated statements to TIMET that communicate unambiguously that Boeing has no intention of performing its future obligations under the contract. Boeing's actions constitute repudiation of the contract. Specifically, Boeing has informed TIMET that living up to its contract promises is "not an acceptable solution" to Boeing.

60. Thus, on December 21, 1999, Boeing sent TIMET a document by email demanding that TIMET renegotiate the contract. (A copy of this document is attached as Exhibit B to this Complaint.) Boeing said that the minimum purchase volume levels required by the contract are "unobtainable" in the current market. Boeing said that living up to its contractual obligations is "not an acceptable solution" and that the contract "must be rewritten." Boeing said that it was "non-negotiable" that going forward, there would be no guaranteed volumes, no liquidated damages for failure to purchase sufficient volumes from TIMET, and new, lower pricing. Rather than living up to the contractually-mandated minimum purchases, Boeing instead now wants to know "what is the minimum level of orders you need from Boeing to survive in the years 2000 and 2001?"

61. Verbal communications from Boeing reinforced this ultimatum. On information and belief, Sam White, Director of Procurement for Boeing's Materiel Division, stated that Boeing intended to "tear up the contract" and negotiate a new one, because Boeing could not and would not abide by the existing contractual terms.

62. TIMET's management was put in an untenable position by Boeing's ultimatum. TIMET's future financial wellbeing and its position in the marketplace and with the investing public depend in large part on the Boeing contract. In a December 29, 1999 letter, TIMET's Chairman and Chief Executive Officer, J. Landis Martin, requested an immediate meeting to resolve these issues. (A copy of the letter is attached as Exhibit C to this Complaint.)

63. The meeting was held at Boeing's headquarters on January 18, 2000. This meeting only served to reinforce and reiterate Boeing's determination to impose all the contract risks on TIMET, to the great advantage of Boeing and the serious detriment of TIMET. At the meeting, Sam White reiterated that Boeing was unwilling to commit to any of its contractual obligations for the seven years remaining on the contract after 2000.

64. White implied at the meeting that Boeing would live up to its obligations for the year 2000. Since the meeting, it has become clear that Boeing has no intention of doing even this.

65. Boeing's analysis of its 1999 titanium requirements was due on January 30, 2000. Despite White's assurances at the meeting that Boeing would honor the contract in 2000, and despite assurances at the meeting that Boeing was working on the analysis, Boeing failed to provide the analysis to TIMET.

66. Hearing nothing from Boeing, on February 14, 2000, Mr. Martin sent another letter to Boeing. He requested confirmation that Boeing would provide the 1999 titanium requirements analysis and other long-overdue materials by February 18. (A copy of the letter is attached as Exhibit D to this Complaint.)

67. Once again, Boeing refused to provide the materials due to TIMET under the contract. Instead, on February 18, Boeing put off Mr. Martin by proposing only further low level "discussions" between the parties. Boeing did not provide the required analyses or even attempt to explain why it would not provide them.
68. In response, on February 24, Mr. Martin sent Boeing another letter respectfully requesting an immediate meeting between himself and high-level Boeing personnel. The letter stressed that the Boeing contract was "the most important issue facing TIMET," and that TIMET's survival as a major aerospace supplier is in jeopardy because of Boeing's continuing failure to commit to the contract. These urgent issues could not be addressed by low-level meetings. (A copy of the letter is attached as Exhibit E to this Complaint.)

69. Now, nearly a month later, Boeing has never responded to or even acknowledged Mr. Martin's written request for a meeting to address TIMET's predicament. Boeing's conduct has given TIMET no alternative except to proceed with this Complaint. TIMET has no other forum or possibility to relieve its predicament.

70. Boeing has chosen to repudiate its contractual obligations to TIMET because Boeing now finds that Boeing and its suppliers can purchase titanium more cheaply from other titanium producers at prevailing market prices than from TIMET at the agreed-upon contractual prices. Boeing has chosen to disregard its contract with TIMET to pursue these short-term economic advantages. Instead of honoring its contractual commitments, Boeing has allowed its suppliers to turn to other titanium producers and has even done so itself, has refused to account to TIMET for its purchases, and has told TIMET that there is no option but to "tear up" the contract and structure a completely new relationship in which everything works to Boeing's advantage--no required minimum purchase volumes, no liquidated damages, lower pricing, etc.

                             FIRST CLAIM FOR RELIEF

                           (Repudiation of Contract)

71. TIMET realleges paragraphs 1 through 70 as if set forth here in full.

72. Boeing has breached its contract with TIMET by, among other things, (1) failing to purchase the required volume of titanium from TIMET in 1999 or pay the appropriate liquidated damage amount for its under-purchase, (2) failing to provide TIMET with the 1999 year-end analysis due on January 30, 2000, (3)
failing to provide TIMET with the 1998 year-end analysis due January 30, 1999, and (4) failing to provide TIMET with the Quarterly Volume Forecasts due each calendar quarter.

73. Boeing's breach has caused TIMET damages, including lost revenue from Boeing's failure to purchase the volumes of titanium from TIMET called for by the contract, lost revenue from Boeing's failure to pay the liquidated damages amount required by the contract, and higher costs and lower profits caused by Boeing's failure to provide TIMET with the contractually-required forecasts.

74. Boeing has also repudiated the contract. Boeing has communicated clearly and unambiguously that it does not intend to honor its contractual obligations.

75. Under the governing Washington law, TIMET is entitled to recover damages for Boeing's repudiation, including TIMET's liquidated damage payments for each of the years remaining under the contract, TIMET's lost profits for each of the years remaining under the contract, TIMET's expansion capacity expenditures made in reliance on Boeing's promise of a ten-year contract, TIMET's costs in adjusting its long-term contracts with materials suppliers caused by Boeing's repudiation, and any other TIMET damage caused by Boeing's repudiation.

76. TIMET will prove the amount of its damages at trial, but the amount is expected to be in excess of $600,000,000.

77. WHEREFORE, TIMET prays for damages as a result of Boeing's breach and repudiation of contract, as well as interest, costs, attorneys' fees, and such other relief as the Court determines is just and proper.

                             SECOND CLAIM FOR RELIEF

                             (Declaratory Judgment)

78. TIMET realleges paragraphs 1 through 77 as if set forth here in full.

79. In the  alternative  to an award of  damages  for  Boeing's  repudiation  of
contract,   TIMET  seeks  a  declaratory   judgment   pursuant  to  Colo.   Rev.
Stat.ss.13-51-101 et seq. and Colorado Rule of Civil Procedure 57.

80. The parties have a current dispute suitable for declaratory relief. TIMET insists that Boeing live up to its contractual obligations, while Boeing has not performed under the contract, claims that it cannot perform under the contract, and has made a "non-negotiable" demand that the contract be rewritten to eliminate the required minimums and the liquidated damages provision. A declaratory judgment by the court would terminate this dispute.

81. WHEREFORE, TIMET prays for an Order from the Court declaring that: (1) Boeing is required to either purchase the required volumes of titanium from TIMET or pay the required liquidated damages amount to TIMET for each of the past and remaining years of the contract, as set forth in ss. 5.1 through ss.
5.3 of the contract; (2) Boeing is required to provide TIMET on a timely basis with the Quarterly Volume Forecasts, as set forth in ss. 5.5 of the contract; and (3) Boeing is required to provide TIMET on a timely basis with the year-end certification of the Annual Boeing Titanium Requirements, as set forth in ss.
5.4 of the contract.

82. TIMET further prays for costs, attorneys' fees, and such other relief as the Court determines is just and proper.


TIMET DEMANDS A JURY TRIAL ON ALL ISSUES TO WHICH IT IS ENTITLED TO A JURY.

Dated: March 21, 2000
                                 Respectfully submitted,



                                 /s/  F H Bartlit
                                 -----------
                                 Fred H. Bartlit, Jr. (#25892)
                                 Lester C. Houtz (#20165)
                                 Alison G. Wheeler (#30206)
                                 BARTLIT BECK HERMAN
                                   PALENCHAR & SCOTT
                                 511 Sixteenth Street
                                 Denver, CO 80202
                                 (303) 592-3100
Plaintiff's Address:
-------------------

Titanium Metals Corporation
Suite 4300
1999 Broadway

Denver, CO 80202






                                    EXHIBIT A

                                       TO

                            COMPLAINT AND JURY DEMAND

6-5668-DAS/97-019

                                  ------------


                           PURCHASE AND SALE AGREEMENT

                             (for titanium products)

                                  ------------


                THE BOEING COMPANY, acting through its division,
                        BOEING COMMERCIAL AIRPLANE GROUP

                                       and

                           TITANIUM METALS CORPORATION

                                  ------------


                                November 5, 1997


                                  ------------










         THIS PURCHASE AND SALE AGREEMENT, dated as of November 5, 1997, is by and between THE BOEING COMPANY, a Delaware corporation with its principal office in Seattle, Washington, acting by and through its division, BOEING COMMERCIAL AIRPLANE GROUP ("Boeing"), and TITANIUM METALS CORPORATION, a Delaware corporation with its principal office in Denver, Colorado ("TIMET").

                                    RECITALS

A. Boeing is in the business of manufacturing commercial airplanes which utilize a substantial quantity of titanium parts in various forms.

B. TIMET is a producer of titanium and titanium metal products.

C. Historically, Boeing has purchased its titanium needs indirectly through a variety of forgers and fabricators who manufacture the final parts utilized in Boeing aircraft.

D. Boeing has determined that it can more efficiently and effectively manage its cost and sourcing of titanium by contracting with a limited number of titanium suppliers directly for a supply of titanium and providing the benefits of that contract and supply to its forgers and fabricators.

E. Boeing has selected TIMET to be its principal supplier of titanium products to these forgers and fabricators.


NOW, THEREFORE, the parties hereto agree as follows:

                              TERMS AND CONDITIONS

     1. DEFINITIONS.

         Except as otherwise expressly provided in this Agreement, the following defined terms shall have the meanings set forth below when used herein:

     1.1 "Annual Boeing Titanium Requirements" means, for any given calendar year, the total volume of titanium metal purchased (rounded to the nearest 100,000 pounds), in whatever form and from whatever source, either by Boeing directly from the titanium producer, or indirectly by a Boeing through a chain of one or more intermediate suppliers, in either case to be used to manufacture parts or assemblies for use in fixed wing commercial aircraft manufactured by Boeing. Such volume shall be calculated based upon the actual weight and form of titanium metal first sold in the supply chain (but without duplicating volumes purchased in different forms in multiple transactions in the supply chain), unless such shipped product is titanium sponge, in which case the measurement shall be the weight of the first downstream titanium product sold thereafter. For purposes of this Section 1.1 only, "Boeing" shall mean The Boeing Company and all of its subsidiaries, other than McDonnell-Douglas Company ("MDC") and MDC's subsidiaries.

     1.2 "Boeing" means The Boeing Company, a Delaware corporation, acting by and through its division, Boeing Commercial Airplane Group. Upon the expiration of the existing contract between MDC and TIMET in 1999, the parties will discuss the inclusion of MDC under this Agreement. Any decision to include MDC in this Agreement will be evidenced by written amendment to this Agreement executed by both Boeing and TIMET.

     1.3 "Boeing On-Time Delivery Rate" means, for a given calendar quarter, the quotient of (a) the number of individual Boeing Titanium Products delivered by TIMET during such quarter with respect to which TIMET was more than five (5) business days late in delivery by (b) the total number of individual Boeing Titanium Products delivered by TIMET during such quarter, but excluding therefrom any late deliveries which constitute Excusable Delays (as defined in the Terms & Conditions).

     1.4 "Boeing Recognized Subcontractor" means a supplier to Boeing (whether direct or indirect) of forged, cast, extruded, or fabricated titanium parts or assemblies for use in fixed wing, commercial aircraft manufactured by Boeing that has become a Boeing Recognized Subcontractor in accordance with Section 2.1 of this Agreement.

     1.5 "Boeing Titanium Product" means titanium product ordered or purchased by a Purchaser from TIMET pursuant to this Agreement for use in manufacturing parts or assemblies for fixed wing, commercial aircraft manufactured by Boeing.

     1.6 "Calendar Quarter" means each of the three-month periods ended March 31, June 30, September 30, and December 31.

     1.7 "Confidential Information" means confidential or proprietary information of the Disclosing Party furnished to the Receiving Party in connection with this Agreement, including without limitation, technical information in the form of designs, concepts, requirements, specifications, software, interfaces, components, processes, or the like, and which, if in visual, written or graphic form, is clearly and conspicuously identified thereon as "confidential" or "proprietary" or, if in oral form, is confirmed promptly thereafter in writing as "confidential" or "proprietary." The provisions of this
Section 1.7 and Article 13 shall not apply to, and the Receiving Party shall not be obligated to hold in confidence pursuant to Article 13, information which:

(a) was in the lawful possession of the Receiving Party without confidentiality restrictions prior to its receipt thereof from the Disclosing Party;

(b) is or becomes public knowledge without the fault of the Receiving Party;

(c) is or becomes available to the Receiving Party on an unrestricted basis from a source having a right to make such disclosure;

(d) is made available on an unrestricted basis to a third party by the Disclosing Party; or

(e) is developed by the Receiving Party independent of Confidential Information received under Article 13.

     1.8 "Disclosing Party" means Boeing or TIMET, as the case may be, communicating Confidential Information to the other party in connection with this Agreement.

     1.9 "Equivalent Government Authority" means those government agencies so designated by the FAA or those agencies of governments other than the United States that have responsibility for assuring aircraft airworthiness.

     1.10 "FAA" means the Federal Aviation Administration or any successor government agency.

     1.11 "Material  Default in Performance"  has the meaning given such term in
Section 8.3.

     1.12 "Order" means a purchase order for Boeing Titanium Products placed by a Purchaser with TIMET for use by such Purchaser in manufacturing parts or assemblies on behalf of Boeing (directly or indirectly), to the limited extent such purchase order has been accepted in writing by TIMET or is deemed to have been accepted by TIMET pursuant to the Terms & Conditions.

     1.13 "Purchaser" means the person, either Boeing or the particular Boeing Recognized Subcontractor, that is the purchasing party pursuant to a given Order.

     1.14  "Quarterly  Lead Time  Schedule"  has the meaning  given such term in
Section 5.5.

     1.15 "Quarterly Volume Forecast" has the meaning given such term in Section 5.5.

     1.16 "Receiving Party" means Boeing or TIMET, as the case may be, to whom Confidential Information is communicated by the other party in connection with this Agreement.

     1.17 "Representatives" of a given party means its directors, officers, and employees.

     1.18 "Terms & Conditions" means the Terms and Conditions of Purchase and Sale of Boeing Titanium Products attached hereto as Exhibit A.

     1.19 "TIMET" means Titanium  Metals  Corporation,  a Delaware  corporation.

     2. BOEING RECOGNIZED SUBCONTRACTORS.

     2.1 Any current or potential supplier to Boeing (whether direct or indirect) of forged, cast, extruded, or fabricated titanium parts or assemblies shall become a Boeing Recognized Subcontractor upon satisfaction of each of the following criteria:

     (a) it shall have notified TIMET in writing of its intention to become a Boeing Recognized Subcontractor;

     (b) it shall have agreed to purchase Boeing Titanium Products on the terms and conditions attached hereto as Exhibit A (Terms and Conditions of Purchase and Sale of Boeing Titanium Products) or such other terms and conditions as TIMET may agree in writing (in TIMET's sole discretion);

     (c) it shall have provided to TIMET a written agreement, in form and substance reasonably satisfactory to TIMET, that it will not, without the prior written approval of TIMET, use any Boeing Titanium Product other than for the manufacture of parts or assemblies for fixed wing, commercial aircraft manufactured by Boeing; and

     (d) TIMET shall have established credit arrangements for such prospective Boeing Recognized Subcontractor on terms reasonably satisfactory to TIMET or, in the absence thereof, such prospective Boeing Recognized Subcontractor shall have agreed to pay TIMET on a cash in advance (i.e., upon placement of order) basis.

     2.2 Boeing suppliers who have not become Boeing Recognized Subcontractors shall not be guaranteed the pricing or availability with respect to Boeing Titanium Products afforded to Boeing and Boeing Recognized Subcontractors through this Agreement.

     2.3 If a  Boeing  supplier  who  desires  to  become  a  Boeing  Recognized
Subcontractor does not have an established open account with TIMET, TIMET will work in good faith with such supplier to establish credit arrangements for such supplier reasonably satisfactory to TIMET. Boeing shall have no obligation for any payment due from any Boeing Recognized Subcontractor under any Order.

     3. PURCHASE AND SALE OF BOEING TITANIUM PRODUCTS.

     3.1 On the terms and subject to the conditions of this Agreement, including the Terms & Conditions, Boeing agrees to purchase, either directly or through Boeing Recognized Subcontractors, and TIMET agrees to sell to Boeing, either directly or through Boeing Recognized Subcontractors, Boeing Titanium Products in the volumes and at the prices set forth herein.

     3.2 Such purchases and sales of Boeing Titanium Products shall be made by the placement of an Order by Boeing or a Boeing Recognized Subcontractor directly with TIMET, as provided in the Terms & Conditions. TIMET shall be obligated to accept any such purchase order from Boeing or a Boeing Recognized Subcontractor which does not contain any terms inconsistent with the Terms & Conditions. TIMET shall not be obligated to accept any such purchase order which
(a) contains any terms inconsistent with the Terms & Conditions or (b) as provided in Section 5.6 below.

     4. PRICING.

     4.1 The prices for Boeing Titanium Products delivered through December 31, 2002 will be as set forth on Schedule 1. Pricing for Boeing Titanium Products not specifically identified in Schedule 1 will be established by the mutual agreement of Boeing and TIMET applying the ingot price per pound and margins used in developing Schedule 1. Any such additional prices will be evidenced by an amended Schedule 1 agreed to in writing by both Boeing and TIMET, which shall thereupon be substituted for the existing Schedule 1 in the Terms & Conditions with respect to any Order placed after such date.

     4.2 For Boeing Titanium Products ordered for delivery on or after January 1, 2003, pricing is subject to annual adjustment, up or down, based upon the following formula:



                      Pricing Information Has Been Redacted

     4.3 No later than September 30 of each year, commencing in 2002, TIMET will provide Boeing and each Boeing Recognized Subcontractor with TIMET's determination of the change in pricing for Boeing Titanium Products resulting from the application of the formula set forth in Section 4.2. The resulting pricing change will become effective for Boeing Titanium Product delivered on and after January 1 and on or prior to December 31 of the following year.

     4.4 The parties recognize that pricing for a given year with respect to a particular product may also be subject to reduction, independent of any adjustment resulting from the application of Section 4.2, based upon the results of Lean Manufacturing initiatives undertaken by the parties in accordance with
Article 6 of this Agreement, as any such reductions are agreed upon by Boeing and TIMET in writing.

     4.5 Upon a supplier's recognition as a Boeing Recognized Subcontractor in accordance with Section 2.1 above, the pricing in Schedule 1 shall be substituted for the pricing in any pre-existing agreement between such Boeing Recognized Subcontractor and TIMET with respect to any then-undelivered titanium products ordered by such Boeing Recognized Subcontractor from TIMET and scheduled for delivery in 1998 or beyond that are intended for ultimate use by Boeing; provided, however, that if the pricing contained in such previous agreement is lower than the applicable price for the same titanium product under this Agreement, the lower pricing contained in the previous agreement shall apply for the original term of such previous agreement, after which time the pricing under this Agreement shall apply. This provision shall apply only with respect to pre-existing agreements entered into prior to the date of this Agreement.

     5. VOLUMES.

     5.1 Boeing commits to purchase, either directly or indirectly through the Boeing Recognized Subcontractors, pursuant to this Agreement, Boeing Titanium Products in annual amounts not less than the amounts shown below, and TIMET agrees to sell to Boeing, either directly or indirectly through the Boeing Recognized Subcontractors, all such Boeing Titanium Products so ordered by Boeing or such Boeing Recognized Subcontractors (subject to the maximum commitment set forth in the table below):

                                               Boeing's Obligation to
    Annual Boeing                          Purchase from TIMET Titanium
Titanium RequirementsRequirements        (and TIMET's Commitment to Sell)
--------------------------------          --------------------------------
                              (in  pounds)
7.4  million or less                      6.5 million
7.5-9.0 million                           7.5 million
9.1-11.0 million                          8.0 million
11.1-13.0 million                         9.0 million
13.1  million or more           70% of  Annual  Boeing  Titanium  Requirements*

               * It is the intention of the parties that this obligation will become effective January 1, 1999, but such obligation is contingent upon the development of an accurate demand forecast (both volume and mix) for 1999 that will allow TIMET to accurately develop its own plans for capacity expansion. Once such a forecast is developed and agreed, the parties will agree in writing upon the actual level of commitment on both sides. For calendar year 1998, Boeing's minimum obligation and TIMET's maximum commitment, regardless of the Annual Boeing Titanium Requirements for such year, shall be the four million pounds currently in backlog, plus any additional volumes TIMET is able to make available under this Agreement.

     5.2 If, based upon the most recent Quarterly Volume Forecast, it appears that the Annual Boeing Titanium Requirements for any given calendar year will exceed twenty-five (25) million pounds, the parties will meet as soon as practicable to develop a plan for increasing TIMET's production capacity in order to permit TIMET to produce seventy percent (70%) of such volume as quickly as practicable. Unless and until otherwise agreed by Boeing and TIMET based upon such discussions, TIMET will not be obligated to supply, and Boeing will not be obligated to purchase, in excess of seventeen and one-half (17.5) million pounds of Boeing Titanium Products in any given calendar year.

     5.3 No later than January 30 following each calendar year during the term of this Agreement, commencing January 30, 1999, Boeing will certify in writing to TIMET the Annual Boeing Titanium Requirements for the preceding calendar year. Such amount will be subject to audit by or on behalf of TIMET, through an examination of the relevant records of Boeing and/or any Boeing Recognized Subcontractor, upon reasonable notice and during normal business hours and at TIMET's sole cost and expense.

     5.4 In the event such certificate shall reflect that Boeing did not meet its minimum volume commitment for the calendar year in question, as set forth in
Section 5.1 and based upon the relevant level of Annual Boeing Titanium Requirements, Boeing shall pay to TIMET in cash, within sixty (60) days of written demand from TIMET to Boeing, an amount equal to the product of (a) the difference (in pounds) between the amount of Boeing Titanium Products that were required to be purchased in accordance with Section 5.1 and the amount of Boeing Titanium Products actually purchased, in each case for the calendar year in question and (b) thirty percent (30%) of the weighted average price per pound of all Boeing Titanium Products that were to have been purchased (i.e, the shortfall) according to the first Quarterly Volume Forecast for such calendar year. The parties acknowledge that such amount is not intended as a penalty but as liquidated damages given the difficulty and inexactitude of determining the precise damage to TIMET brought about by Boeing's failure to purchase the minimum requirements. These liquidated damages constitute TIMET's sole and exclusive remedy for Boeing's failure to purchase the minimim volume requirements set forth in Section 5.1. For purposes of Section 5.1:

     (a) A Boeing Titanium Product shall be deemed to have been purchased in the year in which it is scheduled for delivery as agreed between Purchaser and TIMET (regardless of whether delivered by TIMET during such year); provided, however, that if payment for such Boeing Titanium Product is not subsequently made by Purchaser, such Boeing Titanium Product will be deducted from the volumes for the year in which payment was due;

     (b) Boeing Titanium Products with respect to which an Order is terminated in accordance with Section 11.3 of the Terms & Conditions shall be counted only in an amount equal to the relevant volume (in pounds) times the percentage of applicable price actually paid as a termination charge in accordance with
Section 11.3 of the Terms & Conditions; and

     (c) Any  substitute  titanium  product  purchased by Purchaser  pursuant to
Section 12.2(b) upon the occurrence of a TIMET Event of Default (as defined in Section 12.1 of the Terms & Conditions) shall be counted for purposes of Section
5.1 as if it were a Boeing Titanium Product.

     5.5 By the last day of each Calendar Quarter, Boeing will provide TIMET with a rolling forecast by quarter (the "Quarterly Volume Forecast") representing Boeing's best estimate of the needs for Boeing Titanium Products (by product) for each of the four quarters beginning with the quarter starting ninety (90) days from such last day (e.g., by March 30, Boeing will deliver a Quarterly Volume Forecast for the four quarters beginning July 1). Within thirty
(30) days of its receipt of each Quarterly Volume Forecast, TIMET will prepare and distribute to Boeing and each Boeing Recognized Subcontractor a chart (the "Quarterly Lead Time Schedule") listing by product the lead times for Boeing Titanium Products applicable to Orders placed during the first quarter covered by the most recent Quarterly Volume Forecast. Lead times and quarterly volumes will be reviewed by the parties on a monthly basis to insure compliance and that they adequately support the schedule requirements of Boeing and the Boeing Recognized Subcontractors.

     5.6 Unless otherwise agreed by TIMET in writing, TIMET shall not be obligated to accept any Order which either

     (a) calls for delivery of a Boeing Titanium Product in a given Calendar Quarter where the volume of such Boeing Titanium Product, when taken together with the volume of all other Boeing Titanium Products already on Order for delivery in the same Calendar Quarter, would exceed the most recent Quarterly Volume Forecast applicable to such quarter by more than fifteen percent (15%) for the given category of Boeing Titanium Product; or

     (b) the delivery date proposed by Purchaser in such Order represents a lead time less than the lead time reflected for such Boeing Titanium Product in the Quarterly Lead Time Schedule applicable to the quarter in which the Order is being placed. TIMET will consult with Boeing in the event it receives such an Order and is unable to resolve the delivery date to the satisfaction of the Boeing Recognized Subcontractor so that Boeing may consider its scheduling requirements and, if appropriate, request adjustment in the scheduling of other outstanding Orders to accommodate this particular Order requiring expedited delivery. Any such request by Boeing to delay another Order to meet its requirements shall conclusively be deemed to represent the agreement to such delay by the Boeing Recognized Subcontractor that is a party to such delayed Order. TIMET will use all commercially reasonable efforts to accommodate any such rescheduling requested by Boeing.

     6. LEAN MANUFACTURING INITIATIVES.

     6.1 The parties are committed, as part of this Agreement, to the joint formulation, development, and implementation of Lean Manufacturing initiatives intended to improve TIMET's productivity and lower its manufacturing cost and thereby result in lower pricing to Boeing and Boeing Recognized Subcontractors for Boeing Titanium Product. Both parties agree to work in good faith toward the successful implementation of these initiatives and the fair sharing of the resulting benefits therefrom (net of costs of implementation). In this regard, TIMET specifically agrees that it will not unreasonably decline to pursue and implement any such initiative proposed by Boeing that is established to be technically feasible and likely to produce a reasonably acceptable internal rate of return on investment to TIMET.

     6.2 In furtherance of this objective, each of Boeing and TIMET shall designate not less than one person, who will serve on the Boeing--TIMET Lean Manufacturing Task Force. The Task Force will be charged with the responsibility for evaluating and, subject to appropriate internal approvals by the parties, implementing Lean Manufacturing initiatives.

     6.3 As part of its responsibility, the Task Force will develop specific proposals for consideration by each party with respect to the appropriate and equitable sharing of costs and benefits associated with each such initiative. Prior to any material investment in furtherance of any such initiative, these agreements regarding the sharing of costs and benefits will be memorialized in a writing executed on behalf of both parties. It is anticipated that the sharing of benefits will take the form of reduced future pricing under this Agreement for Boeing Titanium Products the benefit of Boeing and Boeing Recognized Subcontractors. Upon the request of Boeing, TIMET will provide Boeing with the relevant data to allow Boeing to verify the savings and costs associated with any agreed-upon Lean Manufacturing initiative. In addition, annual reviews will be held to determine progress toward one percent (1%) Lean Manufacturing cost reduction targets.

     6.4 TIMET and Boeing agree to share relevant technology information in order to support agreed-upon Lean Manufacturing initiatives and aid in the development of new Lean Manufacturing initiatives, directed both to cost reduction and the advancement of titanium technology. The parties further agree to consider, where appropriate, the use of relevant outside consultants to assist in these efforts, the expenses of whom would be shared as agreed.

     7. SUPPORT PERSONNEL.

     7.1 At all times during the term of this Agreement, unless otherwise agreed to in writing by TIMET and Boeing, TIMET will have on staff not less than two persons substantially all of whose time will be devoted to the administration of this Agreement. The parties initially anticipate that the two persons will be a contract administrator and a technical liaison, with the probable later addition of a business systems support person, but the precise roles and responsibilities will be the subject of further discussion and mutual agreement between Boeing and TIMET.

     7.2 Such persons will be TIMET employees and TIMET will have full responsibility for all costs and expenses associated with such persons (including without limitation, salary, benefits, appropriate liability insurance with respect to activities undertaken within a Boeing facility, etc.). To the extent that TIMET and Boeing agree that any of such persons will be located within a Boeing facility, Boeing agrees to make available to such person(s), at no cost to TIMET, office accommodations reasonably necessary to permit such person to carry out his or her tasks in support of this Agreement, including without limitation, desk, telephone, fax machine, modem, and filing space.

     7.3 Boeing may, in its discretion and for such periods of time as it reasonably deems necessary, upon reasonable prior written notice to TIMET, assign one or more of its representatives to be resident at any TIMET facility to provide communication and coordination to facilitate timely performance of any Order or this Agreement. TIMET shall furnish, free of charge, all office accommodations reasonably required by such representatives at TIMET's plant, including without limitation, desk, telephone, fax machine, modem, and filing space. Such representatives will function under the direction of Boeing, as the case may be, but will be subject to workplace rules, restrictions, and requirements applicable to TIMET personnel at such location. Such representatives will be allowed access to all work areas, Order status reports, and management personnel reasonably necessary to carry out their function hereunder. Notwithstanding the placement of representatives within a TIMET facility in accordance with this Section 7.3, TIMET remains solely responsible for performing in accordance with each Order.

     7.4 Representatives of the FAA and any Equivalent Government Agency may, upon reasonable prior notice to TIMET and during normal business hours, inspect and evaluate any of TIMET's or TIMET's Purchaser's plants, facilities, systems, data, equipment, inventory holding areas, procedures, personnel, testing, and all work-in-process and completed Boeing Titanium Products for any purpose reasonably related to the production of Boeing Titanium Products.

     8. TERM; TERMINATION.

     8.1 Unless otherwise terminated in accordance with another provision of this Article 8, this Agreement shall expire on December 31, 2007.

     8.2 This Agreement may be terminated as follows:

     (a) by Boeing upon not less than sixty (60) days prior written notice to TIMET in the event (i) there has been a Material Default in Performance by TIMET in each of two (2) consecutive Calendar Quarters after January 1, 1999, (ii) Boeing has provided written notice to TIMET of such default, and (iii) there is a Material Default in Performance by TIMET during each of the consecutive two
(2) full Calendar Quarters immediately following such notice to TIMET;

     (b) by Boeing by written notice to TIMET in the event of any other breach by TIMET of this Agreement in any material respect, which breach continues unremedied for more than sixty (60) days following written notice of such breach by Boeing to TIMET;

     (c) by TIMET by written notice to Boeing in the event of any breach by Boeing of this Agreement in any material respect, which breach continues unremedied for more than sixty (60) days following written notice of such breach by TIMET to Boeing; or

     (d) by either party by written notice to the other party in the event of the suspension, dissolution or winding-up of the other party's business, the other party's admission in writing of its insolvency or inability to pay its debts as they become due, the institution of reorganization, bankruptcy, liquidation, or other such proceedings by the other party, the institution of reorganization, bankruptcy, liquidation, or other such proceedings against the other party which remain undismissed for more than sixty (60) days, the appointment of a custodian, trustee, receiver, or similar person for the other party's properties or business, or an assignment by the other party for the benefit of its creditors.

     8.3 For purposes of Section 8.2(a), a "Material Default in Performance" by TIMET shall be deemed to occur when either (a) the Boeing On-Time Delivery Rate for any given Calendar Quarter is less than ninety percent (90%) or (b) Boeing and Boeing Recognized Subcontractors rightfully reject for product deficiencies (in accordance with this Agreement and the Terms & Conditions) more than two percent (2%) in aggregate number of the Boeing Titanium Products actually delivered by TIMET in any given Calendar Quarter.

     8.4 The provisions of Sections 5.3 and 5.4 shall survive the expiration of this Agreement for the purpose of making determinations and, if applicable, payments thereunder with respect to calendar year 2007. The provisions of
Article 13 shall survive the expiration or termination of this Agreement for the duration of the confidentiality period set forth in Section 13.2.

     8.5 The termination of this Agreement shall not affect the rights and responsibilities of the parties with respect to any breach that may have occurred prior to such termination. Further, the termination of this Agreement shall not affect the rights and obligations of the parties with respect to any uncompleted Order outstanding as of the date of such termination.

     8.6 EXCEPT FOR LIQUIDATED DAMAGES SET FORTH IN SECTION 5.4 OF THIS AGREEMENT, IN NO EVENT SHALL BOEING OR TIMET BE LIABLE PURSUANT TO THIS AGREEMENT OR ANY ORDER FOR INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, OR INCIDENTAL DAMAGES, WHETHER ARISING UNDER CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHER THEORY OF LIABILITY, INCLUDING WITHOUT LIMITATION, ANY DAMAGES FOR LOSS OF PROFITS OR LOSS OF USE.

     9. INTEGRITY IN PROCUREMENT.

     9.1 Boeing's policy is to maintain high standards of integrity in procurement. Boeing's employees must ensure that no favorable treatment compromises their impartiality in the procurement process. Accordingly, Boeing's employees must strictly refrain from soliciting or accepting any payment, gift, favor, or thing of value which could improperly influence their judgment with respect to either issuing an Order or administering this Agreement. Consistent with this policy, TIMET agrees not to provide or offer to provide any employees of Boeing any payment, gift, favor, or thing of value for the purposes of improperly obtaining or rewarding favorable treatment in connection with any Order or this Agreement. TIMET shall conduct its own procurement practices, and require that its suppliers conduct their procurement practices, consistently with these standards. If TIMET has reasonable grounds to believe that this policy may have been violated, TIMET shall promptly report such possible violation to the appropriate Director of Materiel or Ethics Advisor of Boeing.

     10. INFRINGEMENT.

     10.1 Except as provided in Section 10.2 below, TIMET shall indemnify, defend, and save Boeing and Boeing's customers harmless from all claims, suits, actions, awards (including without limitation, awards based upon intentional infringement of patents known to TIMET at the time of such infringement, exceeding actual damages, and/or including attorneys' fees and/or costs), liabilities, damages, attorneys' fees, and costs related to the actual or alleged infringement of any United States or foreign intellectual property right (including without limitation, any right in a patent, copyright, industrial design or semiconductor mask work, or based on misappropriation or wrongful use of information or documents) and arising out of the manufacture, sale, or use of Boeing Titanium Products by Boeing or Boeing's customer. Boeing shall promptly notify TIMET of any such claim, suit, or action, and TIMET shall, at its own expense, fully defend such claim, suit, or action on behalf of Boeing and/or Boeing's customer, as the case may be. For purposes of this Section 10.1, the term "Boeing's customer" shall not include the United States Government and the term "Boeing" shall include The Boeing Company and all of its subsidiaries and the respective officers, agents, and employees of each.

     10.2 Section 10.1 shall not apply in the case of, and Boeing shall indemnify, defend, and save TIMET harmless from all claims, suits, actions, awards (including without limitation, awards based upon intentional infringement of patents known to Boeing at the time of such infringement, exceeding actual damages, and/or including attorneys' fees and/or costs), liabilities, damages, attorneys' fees, and costs related to the actual or alleged infringement of any United States or foreign intellectual property right (including without limitation, any right in a patent, copyright, industrial design or semiconductor mask work, or based on misappropriation or wrongful use of information or documents) when such infringement arises from:

     a) TIMET's  compliance  with  formal  specifications  issued by Boeing when
infringement   could  not   reasonably   be  avoided  in  complying   with  such
specifications; or

     (b) the use or sale of Boeing Titanium Products in combination with other items when such infringement would not have occurred from the use or sale of those Boeing Titanium Products solely for the purpose for which they were designed or sold by TIMET.

     For purposes of this Section 10.2, the term "TIMET" shall include Titanium Metals Corporation and all of its subsidiaries and the respective officers, agents, and employees of each.

     11. PUBLICITY.

     11.1 Without the prior written approval of the other, neither Boeing nor TIMET will (a) except as may be required by applicable disclosure laws and regulations, cause or permit to be released any publicity, advertisement, news release, public announcement, or denial or confirmation of the same, in whatever form, regarding any Order or any Boeing Titanium Products, or (b) use, or cause or permit to be used, the Boeing or TIMET name or any Boeing or TIMET trademark in any form of promotion or publicity.

     12. SCRAP RECYCLING PROGRAM.

     12.1  The  parties  intend,  by  separate  agreement,   to  enter  into  an
arrangement for the recycling of scrap by Boeing to TIMET; provided, however, that any failure of the parties to reach such an agreement shall not affect the validity or effect of this Agreement.

     13. CONFIDENTIALITY.

     13.1 The parties will not identify information as Confidential Information unless the Disclosing Party believes that such information is proprietary to, or constitutes a trade secret of, the Disclosing Party. The parties will attempt to limit the exchange of Confidential Information to only that Confidential Information necessary for the purposes of this Agreement.

     13.2 The parties agree that, for a period of five (5) years from the date of receipt of Confidential Information, without the prior written consent of the other party hereto and except as may be required by law, the Receiving Party shall hold in confidence and not disclose Confidential Information received by it, except to (a) Representatives of the Receiving Party who require such Confidential Information for purposes of this Agreement and who agree to hold such Confidential Information in confidence in accordance with the terms of this Agreement and (b) Purchasers of the Receiving Party whose involvement is required by the Receiving Party for purposes of these Terms & Conditions and who agree to hold such Confidential Information in confidence in accordance with the terms of this Agreement.

     13.3 Confidential Information shall not be used by the Receiving Party (or any Representative to whom the Receiving Party discloses such Confidential Information) except for the purposes contemplated in this Agreement.

     13.4 The Receiving Party will be deemed to have satisfied its obligations of confidentiality and non-use hereunder if it uses reasonable care to protect against unauthorized disclosure or misuse of Confidential Information received by it hereunder, which care shall not be less than the care taken by the Receiving Party to protect its own confidential or proprietary information from disclosure or use by others. Upon discovery of any accidental disclosure or misuse, the Receiving Party shall take all reasonable steps to recover or limit further misuse of such Confidential Information.

     13.5 The Receiving Party will copy Confidential Information received by it only as reasonably necessary for the purposes contemplated in this Agreement.

     13.6 The Receiving Party agrees to return to the Disclosing Party all copies of written Confidential Information received pursuant to this Agreement, as well as all copies made thereof or written materials prepared by the Receiving Party containing Confidential Information, within thirty (30) calendar days of the written demand of the Disclosing Party; provided, however, that the Receiving Party may retain a single copy of all Confidential Information received for purposes of establishing compliance with the terms of this Agreement, which copy shall be segregated from the normal business records of the Receiving Party and held in strict confidence in accordance with the terms of this Agreement.

     13.7 If the Receiving Party or any of its Representatives becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the Receiving Party will advise and consult with the Disclosing Party prior to any such disclosure, so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with this Agreement. If such protective order or other remedy is not obtained, or compliance with this Agreement is waived as above, the Receiving Party will disclose only that portion of the Confidential Information which the Receiving Party is advised by counsel is legally required and the Receiving Party will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such of the Confidential Information as is disclosed. Any disclosure made in accordance with the provisions of this Section 13.7 shall not be regarded as a breach of the obligations of the Receiving Party pursuant to this Agreement.

     13.8 Nothing in this Article 13 shall be construed as granting or conveying to the Receiving Party any right or license to use Confidential Information of the Disclosing Party except for the purposes contemplated in this Agreement or to practice any inventions described and claimed in any pending patent applications or issued patents which are owned or controlled by the Disclosing Party relating to such Confidential Information.

     13.9 Each of the parties hereto acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this
Article 13 are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Article 13 and to enforce specifically the terms of this
Article 13 in any action instituted in any court of the United States or any state thereof having jurisdiction over the matter and the parties, in addition to any other remedy to which it may be entitled, at law or in equity.

     14. COMPLIANCE WITH LAWS.

     14.1 TIMET and Boeing shall each be responsible for complying with all laws, including without limitation, any statute, rule, regulation, judgment, decree, order, or permit, applicable to its performance under this Agreement. TIMET agrees to notify Boeing in the event (a) any of TIMET's obligations under this Agreement becomes prohibited under any applicable environmental law, with such notice to be made at the earliest practicable opportunity so as to enable the identification of alternative methods of performance or (b) TIMET becomes subject to additional environmental regulation which could reasonably be expected to materially impair its ability to perform under this Agreement or render its performance materially more costly.

     15. NOTICES; APPROVALS AND CONSENTS.

     15.1 All notices and other communications under this Agreement shall be in writing and shall be addressed as provided in Section 15.3 below.

     15.2 Such notices and communications (properly addressed) shall be deemed given as follows:

     (a) when personally delivered;

     (b) three (3) business days after deposit in the mail, first class postage prepaid;

     (c) one (1) day after deposit with a recognized overnight business delivery service; or

     (d) when sent by verified  facsimile to the  facsimile  number  provided in
Section 15.3, with original forwarded by regular mail, first class postage prepaid, or by recognized overnight business delivery service.

     15.3 Notices and communications shall be addressed as follows:

     If to Boeing:

                      Boeing Commercial Airplane Group
                      Building 17-239, M/S 5X-39
                      Fabrication Division
                      1102 Fifteenth Street SW

                      P.O. Box 3707
                      Auburn, Washington 98124-2207
                      Attn:    Dennis A. Savini
                               Contract Administrator
                      Facsimile No.: (206) 931-2660

                  If to TIMET:

                      Titanium Metals Corporation
                      1999 Broadway, Suite 4300
                      Denver, Colorado   80202
                      Attn:    Vice President - Sales

                               North American Mill Operations
                      Facsimile No.: (303) 296-5640

                      With a copy to:

                               Titanium Metals Corporation
                               1999 Broadway, Suite 4300
                               Denver, Colorado   80202
                               Attn: General Counsel
                               Facsimile No.: (303) 291-2990

     Either party may change its address or facsimile number by giving notice to the others in accordance with the provisions of this Article 15.

     16. ASSIGNMENT.

     16.1 This Agreement shall inure to the benefit of and be binding on each of TIMET and Boeing and their respective successors and permitted assigns. Neither party hereto may assign its rights and obligations hereunder (except as otherwise provided in the Terms & Conditions with respect to a given Order) without the written consent of the other; provided, however, that either party may assign its rights and obligations hereunder to a company succeeding to all or substantially all of such party's business without the consent of the other party. A change in control of either party shall not affect the respective rights and obligations of the parties hereunder.

     17. NON-WAIVER.

     17.1 Boeing's or TIMET's failure at any time to enforce any provision of this Agreement or any Order shall not constitute a waiver of such provision or prejudice Boeing's or TIMET's right to enforce such provision at any subsequent time.

     18. INTERPRETATION.

     18.1 Article and section headings used in this Agreement are for convenient reference only and shall not affect the interpretation hereof.


     19. PARTIAL INVALIDITY.

     19.1  If  any   provision   of  this   Agreement  is  or  becomes  void  or
unenforceable, whether by operation of law or otherwise, the other provisions shall nevertheless remain valid and enforceable.

     20. APPLICABLE LAW.

     20.1 The parties have determined that it is reasonable that this Agreement, including all matters of construction, validity, and performance, shall in all respects be governed by, and construed and enforced in accordance only with the law of the State of Washington as applicable to contracts entered into and to be performed wholly within such state between citizens of such State, without reference to any rules governing conflicts of law.

     21. AMENDMENT.

     21.1 No provision of this Agreement may be changed or modified except by a writing signed on behalf of Boeing and TIMET which makes express reference to this Agreement.


     22. ENTIRE AGREEMENT; ORDER OF PRECEDENCE.

     22.1 This Agreement, together with the schedules and exhibits hereto which are hereby incorporated into this Agreement by reference, set forth the entire agreement between Boeing and TIMET with respect to the subject manner hereof and supersede any and all other prior agreements and understandings between Boeing and TIMET with respect to such matters.







     23. AUTHORITY.

     23.1 Each individual executing this Agreement below hereby certifies that this Agreement has been duly approved and authorized by the party on behalf of whom such individual is executing and that such individual has been duly authorized by such party to execute this Agreement on behalf of such party.

                   [balance of page intentionally left blank]








         IN WITNESS WHEREOF, this Agreement is executed on behalf of the parties hereto as of the date first hereinabove set forth.

                  THE BOEING COMPANY, acting by and through its

                       BOEING COMMERCIAL AIRPLANE GROUP


                       By: \s\ Gerry Kearns
                          Gerald D. Kearns
                          Vice President, General Manager

                       TITANIUM METALS CORPORATION


                       By:  \s\ J. Landis Martin
                           J. Landis Martin
                           Chairman & Chief Executive Officer




6-5668-DAS/97-019                 EXHIBIT A
                                  ---------









                                  -------------


                    TERMS AND CONDITIONS OF PURCHASE AND SALE
                           OF BOEING TITANIUM PRODUCTS

                                  ------------


                           TITANIUM METALS CORPORATION

                                       and

                    BOEING OR BOEING RECOGNIZED SUBCONTRACTOR

                                  ------------



         Applicable to all Boeing Titanium Products ordered pursuant to Boeing/TIMET Basic Agreement (6-5668-DAS/97-019)











         These Terms and Conditions of Purchase and Sale relate to the purchase and sale of Boeing Titanium Products by Purchaser from TIMET pursuant to that certain Purchase and Sale Agreement (for titanium products), dated November 5, 1997, between The Boeing Company, acting by and through its division, Boeing Commercial Airplane Group, and Titanium Metals Corporation (6-5668-DAS/97-019). Purchaser, if not Boeing itself, is a Boeing Recognized Subcontractor.

     1.0 DEFINITIONS

         Except as otherwise expressly provided in these Terms & Conditions, the following defined terms shall have the meanings set forth below when used herein:

     1.1 "Basic Agreement" means that certain Purchase and Sale Agreement (for titanium products), dated November 5, 1997, between The Boeing Company, acting by and through its division, Boeing Commercial Airplane Group, and Titanium Metals Corporation (6-5668-DAS/97-019), as heretofore or hereafter amended, modified, restated, or supplemented.

     1.2 "Boeing" means The Boeing Company, a Delaware corporation, acting by and through its division, Boeing Commercial Airplane Group. For purposes of these Terms & Conditions, the term "Boeing" shall include McDonnell-Douglas Company ("MDC") only if and to the extent MDC is included in the term "Boeing" under the definition provided in Section 1.2 of the Basic Agreement by subsequent agreement of Boeing and TIMET.

     1.3 "Boeing Recognized Subcontractor" means a supplier to Boeing (whether direct or indirect) of forged, cast, extruded, or fabricated titanium parts that has become a Boeing Recognized Subcontractor in accordance with Section 2.1 of the Basic Agreement.

     1.4 "Boeing Titanium Product" means any titanium product ordered or purchased by Purchaser from TIMET pursuant to these Terms & Conditions for use in manufacturing parts or assemblies for fixed wing, commercial aircraft manufactured by Boeing.

     1.5 "Confidential Information" means confidential or proprietary information of the Disclosing Party furnished to the Receiving Party in connection with the Orders, including without limitation, technical information in the form of designs, concepts, requirements, specifications, software, interfaces, components, processes, or the like, and which, if in visual, written or graphic form, is clearly and conspicuously identified thereon as "confidential" or "proprietary" or, if in oral form, is confirmed promptly thereafter in writing as "confidential" or "proprietary." The provisions of this
Section 1.5 and Article 15 shall not apply to, and the Receiving Party shall not be obligated to hold in confidence pursuant to Article 15, information which:

     (a)  was  in  the  lawful   possession  of  the  Receiving   Party  without
confidentiality restrictions prior to its receipt thereof from the Disclosing Party;

     (b) is or  becomes  public  knowledge  without  the fault of the  Receiving
Party;

     (c) is or becomes available to the Receiving Party on an unrestricted basis from a source having a right to make such disclosure;

     (d) is made available on an unrestricted basis to a third party by the Disclosing Party; or

     (e) is developed by the Receiving Party independent of Confidential Information received under Article 15.

     1.6 "Disclosing Party" means Purchaser or TIMET, as the case may be, communicating Confidential Information to the other in connection with these Terms & Conditions.

     1.7 "Excusable Delay" means unforeseeable circumstances beyond the reasonable control and without the fault or negligence of TIMET. Excusable Delays include, without limitation, acts of God, war, riot, acts of government, fires, floods, epidemics, quarantine restrictions, freight embargoes, strikes, labor disputes, unusually severe weather, but shall expressly not include TIMET's noncompliance with any rule, regulation or order promulgated by any governmental agency for or with respect to environmental protection. The foregoing notwithstanding, the following shall not be regarded as Excusable
Delays:

     (a) delays of less than two (2) days duration unless such delay shall occur within thirty (30) days preceding the scheduled date of delivery of the Boeing Titanium Product in question; or

     (b) the default of any of TIMET's subcontractors or suppliers in providing supplies or services to TIMET if TIMET is able, on commercially reasonable terms, to obtain such supplies or services from other sources in sufficient time to permit TIMET to meet the applicable delivery schedules.

     1.8 "Order" means a purchase order for one or more Boeing Titanium Products placed by Purchaser with TIMET, to the limited extent such purchase order has been accepted in writing by TIMET or is deemed to have been accepted by TIMET pursuant to these Terms & Conditions.

     1.9 "Purchaser" means the person, either Boeing or the particular Boeing Recognized Subcontractor, that is the purchasing party pursuant to a given Order.

     1.10 "Receiving Party" means the party to whom Confidential Information is communicated by the other party.


     1.11 "Representatives" of a given party means its directors, officers, and employees.

     1.12 "Sales Taxes" means sales or use taxes imposed on the sale of Boeing Titanium Product.






     1.13 "Specifications" means the chemical, physical and other specifications (including inspecting and testing criteria) for Boeing Titanium Products as agreed to by Boeing and TIMET from time to time in writing. In the absence of written agreement by Purchaser and TIMET on a different specification in a given Order for Boeing Titanium Product, the applicable Specification for such given Boeing Titanium Product shall be that represented by the most recent revision agreed to in writing by Boeing and TIMET and no such Specification for a Boeing Titanium Product may be altered or modified in any Order without the express written consent of TIMET.

     1.14 "Stop Work Order" means a written directive to TIMET by Purchaser to stop work on a given Order in accordance with the provisions of Section 11.2 below.

     1.15 "Termination Notice" means a written notice to TIMET by Purchaser to terminate part or all of a given Order in accordance with the provisions of
Section 11.2 below. Any such Termination Notice shall specify the extent and effective date of such termination.

     1.16 "Terms & Conditions" means these Terms and Conditions of Purchase and Sale of Boeing Titanium Products.

     1.17 "TIMET" means Titanium  Metals  Corporation,  a Delaware  corporation.


     2. ISSUANCE OF ORDERS

     2.1 Each Order placed by Purchaser pursuant to the Basic Agreement from time to time shall contain a description of the Boeing Titanium Product(s) ordered, a reference to the applicable Specifications for such Boeing Titanium Product, the Boeing purchase order number, the applicable quantities desired, the price (determined in accordance with the Basic Agreement), the Boeing part number, the Boeing airframe for which such part is intended, TIMET purchased weight per part and shipped weight per part, the desired delivery schedule, and any other proposed terms different from those set forth in these Terms & Conditions.

     2.2  Each   purchase   order  placed  under  the  Basic   Agreement   shall
conspicuously reference "Boeing/TIMET LTA 6-5668-DAS/97-019" (or similar reference clearly identifying the Basic Agreement). Any purchase order placed with TIMET by a Purchaser other than Boeing which does not include such legend shall not be regarded as an Order under the Basic Agreement and shall not be entitled to the benefits of the pricing or supply provisions of the Basic Agreement; provided, however, that any inadvertent omission of such reference may be corrected by Purchaser within twenty (20) days of TIMET's acknowledgment of the Order (or such longer period to which TIMET consents).

     2.3 Each Order shall be deemed to incorporate these Terms & Conditions by reference and to be governed by these Terms & Conditions, except as otherwise expressly agreed in writing between Purchaser and TIMET. Each such purchase order shall represent the offer of Purchaser to purchase strictly on the terms set forth in these Terms & Conditions. To the extent such purchase order contains terms inconsistent with these Terms & Conditions, TIMET shall be deemed to have objected to such inconsistent terms and they shall not become part of the Order, whether or not material, unless TIMET shall expressly agree to such terms in writing. TIMET's commencement of performance shall be deemed to represent TIMET's acceptance of such Order, but only to the extent consistent with these Terms & Conditions.

     2.4  Pricing  for each  Boeing  Titanium  Product  shall be as set forth on
Schedule 1 attached hereto and incorporated herein by this reference.

     2.5 Purchaser and TIMET shall agree in writing upon the scheduled delivery date for any Boeing Titanium Product.


     3 DELIVERY; TITLE AND RISK OF LOSS

     3.1 Delivery of Boeing Titanium Product shall be F.O.B. relevant TIMET facility, duty unpaid.

     3.2 Deliveries shall be in accordance in all material respects with the quantities, schedule and other requirements specified in the applicable Order. TIMET may not make early or partial deliveries without the written authorization of Purchaser.

     3.3 Title to and risk of any loss of, or damage to, the Boeing Titanium Products shall pass from TIMET to Purchaser upon delivery in accordance with the Order, except for loss or damage thereto resulting from TIMET's negligence or willful misconduct. Passage of title on delivery does not constitute acceptance of such Boeing Titanium Product by Purchaser.

     4 DELAYS

     4.1 TIMET shall notify Purchaser promptly of any circumstances that could reasonably be expected to cause a delay in delivery, stating the estimated period of delay and the reasons therefor. If requested by Purchaser, TIMET shall use all additional commercially reasonable efforts to avoid or minimize delay to the maximum extent reasonably possible, including without limitation, shipment via air or other expedited routing. Any additional costs resulting from such efforts will be borne by TIMET, except to the extent such delay is occasioned by Purchaser or Boeing. Nothing herein shall prejudice any rights or remedies provided to Purchaser under law.

     4.2 TIMET shall promptly notify Purchaser of any actual or threatened labor dispute that could reasonably be expected to disrupt the timely performance of the Order. TIMET shall require that any Purchaser to TIMET with respect to a Boeing Titanium Product provide similar notice to TIMET.

     4.3 In the event of any delay in the delivery of any Boeing Titanium Product, TIMET agrees that it will, from time to time as reasonably requested by Purchaser, and upon reasonable prior notice, provide Purchaser with an updated status report regarding such Boeing Titanium Product, including its expected delivery date, all actions taken or planned by TIMET with respect to expediting such delivery, and such other relevant information as Purchaser may reasonably request. Nothing herein shall be construed as a waiver of Purchaser's rights to proceed against TIMET because of any delinquency.

     5 ON-SITE REVIEW

     5.1 Authorized representatives of Purchaser and/or Boeing may enter TIMET's facility at any reasonable time upon reasonable prior notice to conduct preliminary inspections and tests of any finished or unfinished Boeing Titanium Product. TIMET will include a like provision in its subcontracts issued in conjunction with any Order giving Purchaser and Boeing the right to enter the premises of TIMET's subcontractors. When reasonably requested by Purchaser or Boeing, upon reasonable prior notice, representatives of TIMET will accompany the representatives of Purchaser and/or Boeing to TIMET's subcontractor's facility.

     6 INVOICE AND PAYMENT

     6.1 TIMET shall issue its invoice to Purchaser and unless Purchaser has agreed to partial delivery, only upon completion of the Order in its entirety. Each invoice shall reference Purchaser's and Boeing's Order number.

     6.2 Payment terms shall be net thirty (30) days, unless otherwise agreed to in writing by TIMET and Purchaser.

     6.3 Payments not received when due shall be subject, in TIMET's discretion, to late charges of up to one and one-half (1.5%) per month on the amount outstanding from the date due.


     7 PACKING AND SHIPPING

     7.1 TIMET shall (a) prepare for shipment and suitably pack all Boeing Titanium Products to prevent damage or deterioration, (b) when Purchaser has not identified a carrier for shipment, use commercially reasonable efforts to secure lowest transportation rates available, (c) comply with the appropriate carrier tariff for the mode of transportation specified by Purchaser, and (d) comply with any special instructions stated in the Order or Specifications, as agreed to by TIMET. If no special instructions are noted, materials and methods used in packaging shall be suitable to provide reasonable protection against scratching, breaking and other damage.

     7.2 Except as otherwise agreed to by TIMET in the Order, Purchaser shall pay all charges for preparation, packing, crating, or cartage requested by Purchaser that are beyond those expressly provided for in this Article 7. Unless otherwise directed by Purchaser, all standard routing shipments forwarded on one day to Purchaser must be consolidated. Each container must be consecutively numbered and marked as set forth below. Container and Order numbers must be indicated on the applicable bill of lading. Two copies of packing sheets must be attached to the No. 1 container of each shipment and one copy in each individual container. Each packing sheet must include, at a minimum, the following information: (a) TIMET's name, address, and phone number; (b) Order and item number; (c) ship date; (d) total quantity shipped and quantity in each container, if applicable; (e) legible packing slip number; (f) nomenclature; (g) unit of measure; (h) "ship to" if other than Purchaser; and (i) certification, as applicable.

     8 WARRANTY; INSPECTION; REJECTION & ACCEPTANCE

     8.1 With respect to each Boeing Titanium Product delivered by TIMET to Purchaser (or at its direction, to another), TIMET warrants to Purchaser that
(a) TIMET is delivering good and valid title to such Boeing Titanium Product to Purchaser, free and clear of any liens, security interests, or other encumbrances and (b) such Boeing Titanium Product conforms to the Specifications set forth in the relevant Order, subject to customary mill tolerances and immaterial variations consistent with good mill practices and inspection methods with respect to dimension, weight (plus or minus ten percent (+/- 10%) with respect to weight being deemed immaterial), straightness, section, composition, mechanical properties, surface and internal conditions and quality. Notwithstanding any provision of the Order, these Terms & Conditions or the Specifications to the contrary, any given Boeing Titanium Product that (i) is tested and inspected in the manners and to the levels indicated in the Specifications (including without limitation, any required visual inspections, ultrasonic inspection, or metallurgical inspection or testing) and (ii) that passes each such test or inspection, shall be presumed to satisfy the warranty set forth in Section 8.1(b) and shall not be subject to rejection by Purchaser for failure to comply with such warranty; provided, however, that this presumption may be rebutted by Purchaser in the event such Boeing Titanium Product shall thereafter not pass any of the identical tests or inspections carried out by or on behalf of Purchaser or Boeing and performed at any time within twelve (12) months following the delivery of such Boeing Titanium Product to Purchaser (or to another at Purchaser's direction). Any claim against TIMET for breach of the warranties set forth in Section 8.1 shall be made in writing no later than eighteen (18) months after delivery of such Boeing Titanium Product to Purchaser (or to another at Purchaser's direction), after which time any such claim shall be deemed waived and barred.

     8.2 EXCEPT AS EXPRESSLY SET FORTH IN SECTION 8.1, TIMET MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY BOEING TITANIUM PRODUCT DELIVERED UNDER ANY ORDER AND SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     8.3 IN NO EVENT SHALL TIMET OR PURCHASER BE LIABLE PURSUANT TO ANY ORDER OR THESE TERMS AND CONDITIONS FOR INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, OR INCIDENTAL DAMAGES, WHETHER ARISING UNDER CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHER THEORY OF LIABILITY, INCLUDING WITHOUT LIMITATION, ANY DAMAGES FOR LOSS OF PROFITS OR LOSS OF USE.

     8.4 TIMET  shall  inspect or  otherwise  verify  that all  Boeing  Titanium
Products under each applicable Order, including those procured from, or furnished by Purchasers to TIMET, comply with the requirements of the Order in all material respects. TIMET shall include each packing sheet a certification that the Boeing Titanium Products shipped comply with the Specifications. No pre-certification shall be required prior to shipment.

     8.5 TIMET will promptly notify Purchaser when discrepancies or upsets in TIMET's processes or product are discovered or suspected for Boeing Titanium Products already delivered by TIMET to Purchaser or Boeing that might reasonably be expected call the integrity or safety of such Boeing Titanium Products into question.

     8.6 Unless otherwise agreed to by Purchaser, Boeing Titanium Products delivered under an Order shall be subject to final inspection and acceptance by Purchaser at destination, notwithstanding any payment or prior inspection.

     8.7 Purchaser may reject any Boeing Titanium Product which does not conform with the warranties set forth in Section 8.1. Purchaser or Boeing shall, by notice, rejection tag, or other written communication, notify TIMET of such rejection. With respect to any Boeing Titanium Product properly rejected hereunder, Purchaser may return such Boeing Titanium Product to TIMET, at TIMET's expense and risk, for immediate repair, replacement or other correction, as reasonably determined by TIMET, and redelivery to Purchaser. This shall be the sole and exclusive remedy of Purchaser with respect to rightfully rejected Boeing Titanium Product. All repair, replacement, and other corrections and redelivery shall be completed within such time as Purchaser may reasonably require. Purchaser may revoke any prior acceptance of any Boeing Titanium Product and have the same rights with regard to such Boeing Titanium Product as if had originally rejected them.

     9 RECORDS; EXAMINATION OF RECORDS

     9.1 Quality assurance records shall be maintained on file at TIMET's facility and available to authorized representatives of Purchaser and Boeing. TIMET shall retain such records for a period of not less than seven (7) years from the date of final payment under the applicable Order.

     9.2 All reports, drawings, and other technical information submitted to Purchaser or Boeing for review or approval shall be in English and shall employ the units of measure customarily used by Boeing in the United States.

     9.3 TIMET shall maintain complete and accurate records that show the sales volume of all Boeing Titanium Products delivered to
         Purchaser.

     9.4 Purchaser shall maintain a record of all titanium products purchased by Purchaser from sources other than TIMET which are used for parts manufactured by Purchaser for Boeing (whether directly or indirectly). Purchaser will report such quantities to Boeing annually or as more frequently requested by Boeing.

     10 AMENDMENTS TO ORDER

     10.1 Subject to Purchaser's  right to terminate an Order in accordance with
Section 11.2, once an Order has been placed and accepted by TIMET, it may not be modified in any respect (including without limitation, as to delivery dates, quantities, size, or Specifications) without the written approval of both Purchaser and TIMET. TIMET will use all commercially reasonable efforts to accommodate any proposed change in an Order, subject to agreement between TIMET and Purchaser as to any resulting pricing adjustment.

     10.2 Any proposed modification to an Order shall be submitted in writing by Purchaser to TIMET. TIMET shall use its best efforts to respond to any requested change within five (5) business days of receipt of such requested change, either by (a) accepting such change without price adjustment, (b) accepting such change subject to a proposed price adjustment set forth in its response, or (c) rejecting the change with a specific indication as to why such change is commercially impracticable and, if applicable, any proposed alternative that is believed by TIMET to achieve or approximate the result intended by the proposed change.

     11 SUSPENSION OF WORK; TERMINATION OF ORDER

     11.1 Subject to the provisions of Section 11.8 below, Purchaser may at any time, by a Stop Work Order delivered to TIMET, require TIMET to stop all or any part of the work called for by a given Order issued by Purchaser. Promptly following receipt of a Stop Work Order, TIMET shall comply with its terms and take all commercially reasonable steps to minimize the occurrence of costs arising from the work covered by the Stop Work Order during the period of work stoppage. Unless Purchaser has canceled the Stop Work Order within thirty (30) days following its issuance, TIMET will be entitled to treat the portion of the given Order subject to the Stop Work Order as having been terminated in accordance with the provisions of Section 11.2 below. In the event the Stop Work Order is canceled by Purchaser within such time period, TIMET will promptly resume work in accordance with the terms of the applicable Order. The applicable scheduled delivery date under such Order shall be deemed to have been extended by the number of days elapsing from the date of TIMET's receipt of the Stop Work Order until the date of its receipt of notice of cancellation of the Stop Work Order, plus ten (10) days to allow for the material to be worked back into the existing production schedule in an orderly fashion.

     11.2 Subject to the provisions of Section 11.8 below, Purchaser may, from time to time, in its discretion, terminate all or part of any Order issued by Purchaser pursuant to a Termination Notice delivered to TIMET. Upon receipt of a Termination Notice, TIMET shall, unless otherwise directed by Purchaser:

     (a) promptly stop work as specified in the Termination Notice;

     (b) promptly terminate its subcontracts and purchase orders relating to work terminated, to the extent legally possible and commercially reasonable;

     (c) settle any termination claims made by TIMET's subcontractors or suppliers, provided Purchaser has approved the amount of such termination claim prior to such settlement;

     (d) preserve and protect in a commercially reasonable manner all finished Boeing Titanium Products covered by such Termination Notice and deliver the same to Purchaser upon its written direction;

     (e) coordinate with Purchaser and Boeing to reapply any unfinished metal to any other Order placed by Purchaser or any other Boeing Recognized Subcontractor under the Basic Agreement;

     (f) take such other commercially reasonable steps as Purchaser may request.

     11.3 If Purchaser  terminates  an Order,  in whole or in part,  pursuant to
Section 11.2 above, and TIMET is unable to reapply, within thirty (30) days of the date of such termination, any Boeing Titanium Product covered by such Order (in its then-current state to another order (other than for its value as scrap material), whether on behalf of Boeing or a Boeing Recognized Subcontractor or otherwise, TIMET shall have the right to submit a written termination claim to Purchaser in accordance with the terms of this Section 11.3. Such termination claim shall be submitted to Purchaser no later than twelve (12) months after TIMET's receipt of the Termination Notice. Any claim by TIMET for cancellation charges not made within such 12-month period shall be deemed waived by TIMET, and TIMET shall thereafter be barred from submitting such claim and Purchaser shall have no obligation for payment to TIMET of any such claim. Cancellation charges, if any, shall be determined and payable as follows as to each Boeing Titanium Product as to which the Order is terminated:

     Stage of Order at Termination Notice Cancellation Charge

     After commencement of raw material manufacture or raw material purchase but prior to first melt 47% of applicable price






     After first melt but prior to first forging        61% of applicable price

     After first forging but prior to commencement
         of finishing                                   91% of applicable price

     After commencement of finishing                    96% of applicable price

     The cancellation charges reflect TIMET's retention of the metal for its reapplication or scrap value; therefore, TIMET shall be entitled to retain the metal unless it shall have been reapplied in accordance with the provisions of
Section 11.2(f). In addition, TIMET shall also be entitled to recover any amounts paid by TIMET in accordance with Section 11.2(c).

     11.4 Any partial termination of an Order shall not alter or affect the terms and conditions of the Order with respect to any Boeing Titanium Products not terminated or as to any other Order.

     11.5 Termination shall not result in any change to unit prices for Boeing Titanium Products not terminated.

     11.6 Cancellation charges shall be payable by Purchaser to TIMET within thirty (30) days following written claim therefor by TIMET. Purchaser may have made partial cancellation payments and payments against costs incurred by TIMET for the terminated portion of an Order, in which case should the total of such payments exceed the amount to which TIMET is ultimately determined to be entitled, TIMET shall repay the excess to Purchaser promptly following demand.

     11.7 TIMET shall maintain all records and documents relating to the terminated portion of any Order for not less than three (3) years after final settlement of TIMET's termination claim.

     11.8 Notwithstanding the other provisions of this Article 11, without TIMET's written approval, Purchaser shall not be entitled to stop or terminate any Order at any time less than twenty-eight (28) days prior to the then-scheduled shipping date.

     12 TIMET EVENTS OF DEFAULT; PURCHASER'S REMEDIES

     12.1 The occurrence of any one or more of the following events shall constitute a "TIMET Event of Default" hereunder:

     (a) any breach by TIMET of these Terms & Conditions or the other provisions of the applicable Order in any material respect (other than a breach of the warranty set forth in Section 8.1, for which the sole and exclusive remedy is provided in Section 8.7), which breach continues unremedied for more than sixty
(60) days following written notice of such breach by Purchaser to TIMET; or





     (b) the suspension, dissolution or winding-up of TIMET's business, TIMET's admission in writing of its insolvency or inability to pay its debts as they become due, the institution of reorganization, bankruptcy, liquidation, or other such proceedings by TIMET, the institution of reorganization, bankruptcy, liquidation, or other such proceedings against TIMET which remain undismissed for more than sixty (60) days, the appointment of a custodian, trustee, receiver, or similar person for TIMET's properties or business, or an assignment by TIMET for the benefit of its creditors.

     12.2 If any TIMET Event of Default shall occur, Purchaser may pursue any or all of the following remedies:

     (a) Purchaser may, upon written notice to TIMET, cancel the Order to which such breach relates, in whole or in part, in which case Purchaser shall not thereafter be required to accept tender by TIMET of any Boeing Titanium Products with respect to which Purchaser has elected to cancel such Order; or

     (b) Purchaser may manufacture, produce or provide, or may engage any other person to manufacture, produce or provide, any Boeing Titanium Product in substitution for the Boeing Titanium Products to be delivered or provided by TIMET hereunder with respect to which any Order (or part of an Order) has been canceled and Purchaser may recover from TIMET the difference between the price for each such Boeing Titanium Product and the aggregate expense reasonably incurred by Purchaser to manufacture, produce or provide, or engage other persons to manufacture, produce or provide, each such Boeing Titanium Product, but not to exceed an amount equal to fifteen percent (15%) of the applicable price for such Boeing Titanium Product under such Order.

     13 PURCHASER EVENTS OF DEFAULT; TIMET'S REMEDIES

     13.1 The occurrence of any one or more of the following events shall constitute a "Purchaser Event of Default" hereunder:

     (a) any failure by Purchaser to make timely payment of an uncontested invoice for Boeing Titanium Product previously delivered by TIMET to Purchaser (or at Purchaser's direction to another), which non-payment remains outstanding for more than thirty (30) days following written demand for payment by TIMET to Purchaser;

     (b) any other breach by Purchaser of these Terms & Conditions or the other provisions of the applicable Order in any material respect, which breach continues unremedied for more than sixty (60) days following written notice of such breach by TIMET to Purchaser;





     (c) Purchaser's use of any Boeing Titanium Product purchased from TIMET hereunder for purposes other than for use in manufacturing parts or assemblies for fixed wing, commercial aircraft manufactured by Boeing; or

     (d) the suspension, dissolution or winding-up of Purchaser's business, Purchaser's admission in writing of its insolvency or inability to pay its debts as they become due, the institution of reorganization, bankruptcy, liquidation, or other such proceedings by Purchaser, the institution of reorganization, bankruptcy, liquidation, or other such proceedings against Purchaser which remain undismissed for more than sixty (60) days, the appointment of a custodian, trustee, receiver, or similar person for Purchaser's properties or business, or an assignment by Purchaser for the benefit of its creditors.

     13.2 If any Purchaser Event of Default shall occur, TIMET may pursue any or all of the following remedies:

     (a) TIMET may, upon written notice to Purchaser and Boeing, cancel any and all outstanding Orders by Purchaser, in whole or in part, in which case TIMET


     (i) shall not thereafter be required to continue manufacture of any Boeing Titanium Products with respect to which TIMET has elected to cancel such Order; and

     (ii)shall be entitled to recover from Purchaser the charges that would have applied under Section 11.2 with respect to each such Boeing Titanium Product as to which an Order (or portion thereof) is canceled as though Purchaser had terminated each such Order (or portion thereof) in accordance with Section 11.2 as of such date of cancellation; or

     (b) TIMET may, upon written notice to Purchaser and Boeing, refuse to further recognize Purchaser as a Boeing Recognized Subcontractor for purposes of the Basic Agreement; or

     (c) TIMET may, by written notice to such Purchaser and Boeing, make any adjustment in the credit terms then applied to such Purchaser (including without limitation, requiring Purchaser to make full payment at time of Order placement).

     14 EXCUSABLE DELAY



     14.1 If delivery of any Boeing Titanium Product is delayed by virtue of an Excusable Delay, the delivery of such Boeing Titanium Product shall be extended for the period that such Excusable Delay shall continue; provided, however, that if an Excusable Delay shall delay delivery of a Boeing Titanium Product for more than ninety (90) days, Purchaser may, upon written notice to TIMET, cancel all or part of the Order with respect to such delayed Boeing Titanium Product.

     14.2 TIMET shall use all commercially reasonable efforts to mitigate the effects of any Excusable Delay, both during and after such Excusable Delay.






     15 CONFIDENTIALITY

     15.1 The parties will not identify information as Confidential Information unless the Disclosing Party believes that such information is proprietary to, or constitutes a trade secret of, the Disclosing Party. The parties will attempt to limit the exchange of Confidential Information to only that Confidential Information necessary for the purposes of these Terms & Conditions.

     15.2 The parties agree that, for a period of five (5) years from the date of receipt of Confidential Information, without the prior written consent of the other party hereto and except as may be required by law, the Receiving Party shall hold in confidence and not disclose Confidential Information received by it, except to (a) Representatives of the Receiving Party who require such Confidential Information for purposes of these Terms & Conditions and who agree to hold such Confidential Information in confidence in accordance with the terms of these Terms & Conditions and (b) subcontractors of the Receiving Party whose involvement is required by the Receiving Party for purposes of these Terms & Conditions and who agree to hold such Confidential Information in confidence in accordance with the terms of these Terms & Conditions.

     15.3 Confidential Information shall not be used by the Receiving Party (or any Representative to whom the Receiving Party discloses such Confidential Information) except for the purposes contemplated in these Terms and Conditions.

     15.4 The Receiving Party will be deemed to have satisfied its obligations of confidentiality and non-use hereunder if it uses reasonable care to protect against unauthorized disclosure or misuse of Confidential Information received by it hereunder, which care shall not be less than the care taken by the Receiving Party to protect its own confidential or proprietary information from disclosure or use by others. Upon discovery of any accidental disclosure or misuse, the Receiving Party shall take all reasonable steps to recover or limit further misuse of such Confidential Information.

     15.5 The Receiving Party will copy Confidential Information received by it only as reasonably necessary for the purposes contemplated in these Terms & Conditions.

     15.6 The Receiving Party agrees to return to the Disclosing Party all copies of written Confidential Information received pursuant to these Terms & Conditions, as well as all copies made thereof or written materials prepared by the Receiving Party containing Confidential Information, within thirty (30) calendar days of the written demand of the Disclosing Party; provided, however, that the Receiving Party may retain a single copy of all Confidential Information received for purposes of establishing compliance with the terms of these Terms & Conditions, which copy shall be segregated from the normal business records of the Receiving Party and held in strict confidence in accordance with the terms of these Terms & Conditions.

     15.7 If the Receiving Party or any of its Representatives becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the Receiving Party will advise and consult with the Disclosing Party prior to any such disclosure, so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with these Terms & Conditions. If such protective order or other remedy is not obtained, or compliance with these Terms & Conditions is waived as above, the Receiving Party will disclose only that portion of the Confidential Information which the Receiving Party is advised by counsel is legally required and the Receiving Party will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such of the Confidential Information as is disclosed. Any disclosure made in accordance with the provisions of this Section 15.7 shall not be regarded as a breach of the obligations of the Receiving Party pursuant to these Terms & Conditions.

     15.8 Nothing in this Article 15 shall be construed as granting or conveying to the Receiving Party any right or license to use Confidential Information of the Disclosing Party except for the purposes contemplated in these Terms & Conditions or to practice any inventions described and claimed in any pending patent applications or issued patents which are owned or controlled by the Disclosing Party relating to such Confidential Information.

     15.9 Each of the parties hereto acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this
Article 15 are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Article 15 and to enforce specifically the terms of this
Article 15 in any action instituted in any court of the United States or any state thereof having jurisdiction over the matter and the parties, in addition to any other remedy to which it may be entitled, at law or in equity.

     16 COMPLIANCE WITH LAWS





     16.1 TIMET and Purchaser shall each be responsible for complying with all laws, including without limitation, any statute, rule, regulation, judgment, decree, order, or permit, applicable to its performance under these Terms & Conditions. TIMET agrees to notify Purchaser and Boeing in the event (a) any of TIMET's obligations under these Terms & Conditions becomes prohibited under any applicable environmental law, with such notice to be made at the earliest practicable opportunity so as to enable the identification of alternative methods of performance or (b) TIMET becomes subject to additional environmental regulation which could reasonably be expected to materially impair its ability to perform under these Terms & Conditions.

     16.2 TIMET shall, at least annually or as Purchaser may otherwise reasonably request, via invoice or other form reasonably satisfactory to Purchaser, certify that the Boeing Titanium Products covered by each Order were produced in compliance with Sections 6, 7, and 12 of the Fair Labor Standards Act (29 U.S.C. ss.ss. 201-291), as amended, and the regulations and orders of the U.S. Department of Labor issued thereunder. In addition, to the extent flow-down of the following Federal Acquisition Regulations is required by any Purchaser contract to which an Order relates, such regulations are incorporated herein by reference to each such Order, except that in such context the term "Contractor" shall mean TIMET:

   (a) FAR 52.222-26         Equal Opportunity;

   (b) FAR 52.222-35         Affirmative Action for Special Disabled and Vietnam
                             Era Veterans; and

   (c) FAR 52.222-36         Affirmative Action for Handicapped Workers.


     17 INFRINGEMENT

     17.1 Except as provided in Section 17.2 below, TIMET shall indemnify, defend, and save Purchaser harmless from all claims, suits, actions, awards (including without limitation, awards based upon intentional infringement of patents known to TIMET at the time of such infringement, exceeding actual damages, and/or including attorneys' fees and/or costs), liabilities, damages, attorneys' fees, and costs related to the actual or alleged infringement of any United States or foreign intellectual property right (including without limitation, any right in a patent, copyright, industrial design or semiconductor mask work, or based on misappropriation or wrongful use of information or documents) and arising out of the manufacture, sale, or use of Boeing Titanium Products by TIMET or Purchaser. Purchaser shall promptly notify TIMET of any such claim, suit, or action, and TIMET shall, at its own expense, fully defend such claim, suit, or action on behalf of Purchaser.

     17.2 Section 17.1 shall not apply in the case of, and Purchaser shall indemnify, defend, and save TIMET harmless from, any claim, suit, action, award (including without limitation, award based upon intentional infringement of patents known to Purchaser at the time of such infringement, exceeding actual damages, and/or including attorneys' fees and/or costs), liability, damage, attorneys' fees, and costs related to the actual or alleged infringement of any United States or foreign intellectual property right (including without limitation, any right in a patent, copyright, industrial design or semiconductor mask work, or based on misappropriation or wrongful use of information or documents) when such infringement arises from:





     (a) TIMET's compliance with formal  specifications issued by Purchaser when
infringement   could  not   reasonably   be  avoided  in  complying   with  such
specifications; or

     (b) the use or sale of Boeing Titanium Products by Purchaser in combination with other items when such infringement would not have occurred from the use or sale of those Boeing Titanium Products solely for the purpose for which they were designed or sold by TIMET.

     For purposes of this Section 17.2, the term "TIMET" shall include Titanium Metals Corporation and all of its subsidiaries and the respective officers, agents, and employees of each.

     18 NOTICES; APPROVALS AND CONSENTS

     18.1 All notices and other communications under these Terms & Conditions shall be in writing and shall be addressed as provided in Section 18.3 below.

     18.2 Such notices and communications (properly addressed) shall be deemed given as follows:

     (a) when personally delivered;

     (b) three (3) business days after deposit in the mail, first class postage prepaid;

     (c) one (1) day after deposit with a recognized overnight business delivery service; or

     (d) when sent by verified  facsimile to the  facsimile  number  provided in
Section 18.3, with original forwarded by regular mail, first class postage prepaid, or by recognized overnight business delivery service.

     18.3 Notices and communications shall be addressed as follows:





                  If to Boeing:

                      Boeing Commercial Airplane Group
                      Building 17-239, M/S 5X-39
                      P.O. Box 3707
                      Fabrication Division
                      1102 Fifteenth Street SW
                      Auburn, Washington 98124-2207
                      Attn:    Dennis A. Savini
                               Contract Administrator
                      Facsimile No.: (206) 931-2660






                  If to TIMET:

                      Titanium Metals Corporation
                      1999 Broadway, Suite 4300
                      Denver, Colorado   80202
                      Attn:    Vice President - Sales

                               North American Mill Operations
                      Facsimile No.: (303) 296-5640

                      With a copy to:

                               Titanium Metals Corporation
                               1999 Broadway, Suite 4300
                               Denver, Colorado   80202
                               Attn: General Counsel
                               Facsimile No.: (303) 291-2990

     If to Purchaser: as set forth in the applicable Order (or as otherwise on record with TIMET)

     Any party may change its address or facsimile number by giving notice to the others in accordance with the provisions of this Article 18.

     18.4 With respect to all matters subject to the approval or consent of Purchaser or TIMET, such approval or consent shall be deemed given only when given in writing in the manner provided in this Article 18 for notices.

     19 ASSIGNMENT

     19.1 Each Order shall inure to the benefit of and be binding on each of TIMET and Purchaser and their respective successors and assigns; provided, however, that no assignment of any rights or delegation of any duties under any such Order shall be binding upon Purchaser unless Purchaser's written consent has first been obtained, except that TIMET may assign claims for monies due or to become due under any Order.

     20 NON-WAIVER





     20.1 No failure on the part of Purchaser or TIMET in exercising any right or remedy hereunder, or as provided in law or in equity, shall impair, prejudice, or constitute a waiver of any such right or remedy, or shall be construed as a waiver of any Event of Default or as an acquiescence therein. No single or partial exercise of any such right of remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. No acceptance of partial payment or performance of any obligation hereunder shall constitute a waiver of any Event of Default or a waiver or release of payment or performance in full of any such obligation. Notwithstanding the foregoing, the rights and remedies of Purchaser and TIMET set forth in Sections 8.7, 12.2 and 13.2, as applicable, shall be the sole and exclusive remedies available to such parties for any breach of the terms of any Order.

     21 INTERPRETATION

     21.1 Article and section headings used in these Terms & Conditions are for convenient reference only and shall not affect the interpretation hereof.


     22 PARTIAL INVALIDITY

     22.1 If any provision of any Order or of these Terms & Conditions is or becomes void or unenforceable, whether by operation of law or otherwise, the other provisions shall nevertheless remain valid and enforceable.

     23 APPLICABLE LAW

     23.1 Given the significant variety of Boeing Recognized Subcontractors that will be participating in the Basic Agreement and the impracticability of selecting a governing jurisdiction that necessarily bears a substantial relationship to the location of operations of either TIMET or Purchaser in each instance, the parties have determined that it is reasonable that each Order, including all matters of construction, validity, and performance, shall in all respects be governed by, and construed and enforced in accordance only with the law of the State of Washington as applicable to contracts entered into and to be performed wholly within such state between citizens of such State, without reference to any rules governing conflicts of law.

     24 AMENDMENT

     24.1 No Order and no provision of these Terms & Conditions may be changed or modified except by a writing signed on behalf of TIMET and Purchaser which makes express reference to such Order or these Terms & Conditions, as applicable.

     25 TAXES






     25.1 All taxes, including without limitation, federal, state, local, and foreign income taxes, value added taxes, gross receipt taxes, property taxes, and custom duties or taxes are deemed to be included in the Order price unless otherwise expressly provided therein; provided, however, that the foregoing shall not apply to applicable Sales Taxes on sales to Purchaser for which Purchaser has not supplied a valid exemption certificate.

     25.2 In the event that any taxing authority has claimed or does claim payment for Sales Taxes, TIMET shall promptly notify Purchaser, and TIMET shall take such action as Purchaser may reasonably request to pay or protest such taxes or to defend against such claim. Purchaser shall indemnify and hold TIMET harmless from any and all reasonable liabilities, damages, costs and expenses (including without limitation, reasonable attorneys fees and costs of litigation) incurred in connection with such defense, as well as the amount of any taxes ultimately determined to be due and payable. If TIMET is successful in defending such claim, the amount of such taxes recovered by TIMET which had previously been paid by TIMET and reimbursed by Purchaser or paid directly by Purchaser, less TIMET's reasonable expenses incurred as provided in the foregoing sentence, shall be promptly returned to Purchaser.

     25.3 If any taxes paid by Purchaser are subject to rebate or reimbursement, TIMET shall take all commercially reasonable actions to secure such rebates or reimbursement and shall promptly refund to Purchaser any amount recovered.

     26 ENTIRE AGREEMENT; ORDER OF PRECEDENCE

     26.1 The Basic Agreement, the Order and these Terms & Conditions set forth the entire agreement between Purchaser and TIMET with respect to the subject manner of such Order and supersede any and all other prior agreements and understandings between Purchaser and TIMET with respect to such Order.

     26.2 In the event of any conflict or inconsistency between any of the terms of the following documents, the following order of precedence shall control:

     (a) the Basic Agreement;

     (b) the Order (excluding these Terms & Conditions) as agreed to in writing between Purchaser and TIMET;

     (c) these Terms & Conditions; and

     (d) any other exhibits or documents that Purchaser and TIMET have agreed in writing to be part of the agreement between them with respect to the Order.





                                TIMET and Boeing

                                 Product Pricing

                                                           SCHEDULE 1
                                                         (page 1 of 2)

                  1998 - 2002                         1998 - 2002
                   Mill Price (A)               Service Center Price
                   ----------                   --------------------
                       ($/lb.)                        ($/lb.)
Ingot:

Grade 6AL/4V - Standard
Grade  6AL/4V - ELI
Grade 6AL/4V - Fastener  Stock
Grade CP 35A
Grade CP 50A
Grade CP 65A
Grade CP 75A
Grade  3AL/2.5V
Grade 10/2/3
Grade15V/3AL/3SN/3CR
Grade 21S

Mill Product:
Billet:
Standard Grade 6AL/4V - 6" RD x RL    [Pricing  Information Has Been Redacted]
Standard  Grade 6AL/4V ELI - 10" RD x RL
Grade  10V/2FE/3AL - 12" RCS x RL

Bar:
Standard  Grade 6AL/4V - 1.5" RD x RL
Standard  Grade 6AL/4V ELI - 3.5" RD x RL

Alloy Plate:
Standard Grade 6AL/4V - 2" x 76" x RL
Standard  Grade 6AL/4V - .250" x 36" x 120"
Grade 6AL/4V ELI - .500" x 36" x 96"

Aero Coil:
Grade  35A - .032" x 26" x Coil
Grade 50A - .020" x 36" x Coil
Grade 65A - .063" x 36" x Coil
Grade  75A - .040" x 36" x Coil
Grade 3AL/2.5V - .016" x 36" x Coil
Grade  15V/3AL/3SN/3CR  - .020" x 38" x Coil
Beta 21s - .071" x 36" x 120"

Hand Mill Sheet:
Standard Grade 6AL/4V - .063" x 36" x 96"

--------------------------------------------------------------------------------
(A) - See Schedule 1 (page 2 of 2) for TIMET Mill minimum purchase volumes. Orders under minimum volumes are subject to TIMET Service Center pricing. All prices are F/O/B TIMET shipping location.





                                TIMET and Boeing

                       TIMET Mill Minimum Purchase Volumes

                                                                   Schedule 1
                                                                 (page 2 of 2)

                              Minimum

Product                      Purchase Volumes
_______________________      ______________________________________________  (A)
Ingot                        1 heat (normally 10,000 to 15,000 pounds - Boeing
                             may specify)

Aero Strip (C.P.)            Product of 1 heat (approximately 6,500 pounds - may
                             be split to twogauges, same width)              (B)

HMS - up to .032"            500 pounds per gauge and size

HMS - greater than
  .032" thru .187"           1,000 pounds per gauge and size

Aero Plate                   6 plates per same gauge, length and width (weight
(all standard sizes)         depends on thickness)

Billet and Bar               Product of 1 heat (billet:  approximately 7,000
                             pounds; bar: approximately 5,600 pounds - may be split to two sizes)

Extrusions                   All extrusions are Service Center business

--------------------------------------------------------------------------------

(A) - Quantities shown represent ordered volumes per shipping increment.

(B) - Aero strip reflects CP grade only. No split heats in Timetal 15-3-3-3, 3-2.5 or Beta 21s. Gauges may be split in accordance with the following gauge cells:

     Grade                            Gauge Ranges
     -----                            ------------
     50A                            .0118" thru .019"
                                    .020" thru .035"
                                    .036" thru .062"
                                    .063" thru .094"
                                    .095" thru .125"

     65A                            .016" thru .024"
                                    .025" thru .039"
                                    .040" thru .062"
                                    .063" thru .094"
                                    .095" thru .125"

     75A                            .012" thru .015"
                                    .016" thru .024"
                                    .025" thru .039"
                                    .040" thru .069"
                                    .070" thru .094"
                                    .095" thru .125"












                                    EXHIBIT B

                                       TO

                            COMPLAINT AND JURY DEMAND

REQUEST FOR INFORMATION

The Situation:

         Boeing desires to review the raw material contract it previously placed with you.

         Reason - in today's market - the minimums are unobtainable due to bad initial assumptions, standing LTA's and supplier inventory levels - only way Boeing can comply is to continue putting more material "on-the-ground (adding to our standing inventory) - that is not an acceptable solution - new contracts must be rewritten to take into account what Boeing can control.

Our Challenge:

         To revise the contract/strategy to meet the following, and have the contract signed and in-place no later than 01/31/2000:

Non-negotiable items:

        o  No Guaranteed Volumes.
        o  No Penalties.

         - Boeing Standing Inventory:

o Burn-off the 6M pounds of assorted ingots within 24 months.

o Burn-off fastener stock billets as soon as possible.

                                               TIMETNewContractIssues.doc





Desired Contract Performance:

        o  Assured Lead Times.
         o No Cost Cancellation Outside Lead Times. o Inventive Pricing Scheme To Stay Market Competitive o The contract will have all third party references removed.

Pending Issues:

         * Boeing does not want TIMET to go out of business - what is the minimum level of orders you need from Boeing to survive in the years 2000 and 2001?

         * Can you fully support this position?

Questions That Need To Be Resolved (Boeing needs your input):

         * If we relieve you from the mandatory FIFO use of ingot, how will this effect your plan?

         * Are there other opportunities for increasing TIMET's scope and size of the Statement Of Work?

         * What are TIMET's mill competencies and monthly capabilities? Can you suggest a "better" mill product distribution than the present one? How is it better?

         *   How would TIMET propose burning down the 6M pound ingot inventory?

                                                   TIMET-NewContractIssues.doc







         * What are the (1) strengths, (2) weaknesses of our present Service Provider? What should they do differently?

         * Should we have a different Service provider?

         * Is this an area where one of the contracted mills could "do the job better?" If yes, which one - and how would you propose resolving the "fear of fairness" among the mills?

         * Safety stock, JIT and cut-to-size services, how can these services be provided?

         * Should mills be held to committed Lead Times? If a late delivery costs a customer - how should the mill compensate the customer?

         * What requirements does TIMET (1) need, (2) want to have included in the contract? What TIMET issues are non-

            negotiable?

Response Deadline:  Can you have your response to us by 12/29/99?

                                                    TIMET-NewContractIssues.doc





                                    EXHIBIT C

                                       TO

                            COMPLAINT AND JURY DEMAND

                              [ON TIMET LETTERHEAD]

December 29, 1999

VIA FACSIMILE

Mr. Russell J. Bunio
Vice President & General Manager
Materiel Division
Boeing Commercial Airplane Group
P. O. Box 3707 MC 38-UT
Seattle, Washington  98124-2207

Dear Mr. Bunio:

         Boeing's December 21, 1999 "Request For Information" states that it "is not an acceptable solution" for Boeing to comply with its contract promise to buy even the bare minimum commitment of 6.5 million pounds of titanium per year from TIMET. Boeing states that "new contracts must be re-written" to replace the existing ten-year supply contract. Finally, Boeing lays down the ultimatum that the "re-written" contracts must have no guaranteed minimums and that this demand is "non-negotiable."

         This is very alarming news coming out of the blue at the end of the year. This is a complete change from what Boeing has been telling us for the past two years. Again and again you have reassured us that Boeing would honor its contract with TIMET.

         The contract minimums must be placed on our books as required by our ten-year contract. This is critical to TIMET. Your sudden change of position will require immediate layoffs and other business restructuring steps. When these changes are made, TIMET may no longer be able to comply with its end of the contract.

         We have told you many times in the last two years how important our Boeing supply contract is to TIMET. TIMET has invested tens of millions of dollars in reliance on the Boeing contract and Boeing's assurances. In contrast, Boeing's other titanium suppliers required no additional investment to meet Boeing's titanium requirements. Boeing approached TIMET with the concept of a ten-year supply contract, profited greatly from the contract in the first two years, and now appears to be leaving TIMET high and dry.

         Regarding the other issues you raise, attached is Attachment A answering the questions posed on pages 2-3 of your December 21 RFI.


         I would urge that we meet at the earliest possible date to resolve this matter. I am available to meet at virtually any time or place, including anytime during the first week in January. Please communicate with me directly so that there are no misunderstandings.

Sincerely,

/s/  Lanny Martin

J. Landis Martin






                                 ATTACHMENT "A"

     1. "Boeing does not want TIMET to go out of business - what is the minimum level of orders you need from Boeing to survive in the years 2000 and 2001?"

     In the absence of a re-negotiated volume and full compensation to TIMET for any corresponding decrease from our existing contract, TIMET expects, at a minimum, the volumes called for under our existing contract for years 2000 and 2001.

     2. "If we relieve you from the mandatory FIFO use of ingot, how will this effect [sic] your plan?"

     We take this suggestion to mean that newly ordered products would be manufactured from newly melted ingot rather than ingot currently in inventory. From the financial perspective, this would clearly be beneficial to TIMET to the extent the additional melt volume creates additional margin on the production of the ingot. In addition, this approach would create efficiencies from an operating standpoint that would obviously be beneficial, as well.

     3. "Are there other opportunities for increasing TIMET's scope and size of the Statement of Work?"

     We are not clear on what is meant by the "Statement of Work." We do believe there are additional opportunities for titanium consumption through the Boeing space & defense and military operations that could also be included in our contract. From TIMET's perspective, there are also numerous products that TIMET is fully capable of producing that have not been the subject of Boeing orders under the contract.

     4. "What are TIMET's mill competencies and monthly capabilities? Can you suggest a "better" mill product distribution than the present one? How is it better?"

     TIMET is fully equipped and structured to provide the full range of titanium products required by Boeing and its supplier base; any products that we do not produce directly ourselves (e.g., castings, extrusions, etc.), we are capable of manufacturing through qualified subcontractors. We do not propose any sort of discrete product-by-product distribution among the mill suppliers.






     5. "How would TIMET propose burning down the 6M pound ingot inventory?"

     We are not certain of the accuracy of the 6M pound number, but we would propose that the existing ingot inventory be consumed ratably over the remaining life of the agreement and used on a supplementary basis to fill holes in the production schedule where the delivery requirement does not allow adequate time for new ingot production. Clearly, trying to consume all of this existing inventory over the course of the next two years would only exacerbate the existing problem.

     If it is determined to convert all or part of the VSMPO ingot, we have an understanding with Boeing that in consideration of TIMET's agreeing to store this material at TIMET's Toronto facility at no cost to Boeing or VSMPO, TIMET would be given the opportunity to convert this material into mill product.

     6. "What are the (1) strengths, (2) weaknesses of our present Service Provider? What should they do differently?"

     While it is our assessment that TMX took some time to "get up to speed" in this area, with considerable assistance from TIMET, it does appear that it is now performing the limited function vis-a-vis Boeing that TMX was intended to serve. However, as noted below, we continue to believe, as we advised from the outset, that TIMET is much better positioned to fill the role currently being served by TMX in coordinating the titanium order flow for Boeing.

     7. "Should we have a different Service Provider?"

         Not as such; see answer to #8.

     8. "Is this an area where one of the contracted mills could "do the job better?" If yes, which one - and how would you propose resolving the "fear of fairness" among the mills?"

     We feel that TIMET, as the world's largest titanium producer and the only titanium company with an extensive distribution network worldwide, is uniquely well qualified and best situated to serve in this capacity as materiel coordinator. We recognize the potential for conflicts of interest and claims of unfairness should TIMET fill this role, but we believe those can be worked through among Boeing and the other mills. Certainly, we suggest that Boeing or an outside third party could conduct periodic audits to assure that no mill is being unfairly disadvantaged.

     9. "Safety stock, JIT and cut-to-size services, how can these services be provided?"

     These are certainly areas of existing strength for TIMET, given our extensive in-house distribution/Service Center network. Indeed, these are services that we are currently performing for Boeing under our existing contract, as well as for Boeing Military (MDC) under separate contract, as well as many other customers.

     We would certainly be prepared to consider putting safety/buffer stock in for Boeing and Boeing suppliers, as we have for other key customers, once we have received from Boeing a good forecast that we can comfortably rely on to guide us in properly selecting and locating this inventory.

     We currently have very successful JIT programs in place for Wyman-Gordon and California Drop Forge--we are prepared to consider similar programs for other Boeing suppliers once the specific needs have been identified. We have been involved with a successful JIT program for Boeing/McDonnell Douglas out of our St. Louis Service Center for many years.

     10. "Should mills be held to committed Lead Times? If a late delivery costs a customer - how should the mill compensate the customer?"

     Given that we have yet to receive a reliable, well-developed titanium forecast from Boeing, even two years into the contract, we presently believe these leadtime issues are adequately covered in our existing contract. It is possible from the producer's standpoint to have a more meaningful and detailed discussion about the subject of leadtimes once the customer is able to forecast consumption with some accuracy and reliability. We would note that a considerable portion of TIMET's work under the contract right now has involved material coming out of our Service Center inventory where this is much less an issue.






     11. "What requirements does TIMET (1) need, (2) want to have included in the contract? What TIMET issues are non-negotiable?"

     We feel that any agreement would have to include (1) stable pricing, (2) a reasonable expectation of a large volume of business, (3) an allocation of product mix across all or most product lines, and (4) accurate and timely forecasting driven by well-developed consumption models.

                                    EXHIBIT D

                                       TO

                            COMPLAINT AND JURY DEMAND

                               [ON TIMET LETTERHEAD]

February 14, 2000


Mr. Samuel R. White
Director of Procurement - Materiel Division
The Boeing Group

P.O. 3707 M/S 38-FM
Seattle, WA 98124-2207

Dear Sam:

         Section 5.3 of the Purchase and Sale Agreement between TIMET and Boeing requires that Boeing inform TIMET of Boeing's analysis of its titanium requirements in the preceding year by January 30 of the following year. Under this provision, by January 30, 1999, Boeing should have provided its analysis of Boeing's 1998 titanium requirements, and by January 30, 2000, Boeing should have provided its analysis of Boeing's 1999 titanium requirements.

Boeing has never provided the analysis of 1998 requirements that was required by the Agreement over a year ago, despite numerous requests by TIMET. Now, Boeing has failed to provide the analysis of 1999 requirements that was required to be provided by the end of last month.

In addition, Section 5.5 of the Purchase and Sale Agreement requires that Boeing provide TIMET every three months with its best estimate of Boeing's titanium needs for each of the next four quarters. Boeing has failed to provide a single quarterly volume forecast in the two years that the contract has been in place.

TIMET needs to receive the 1998 and 1999 requirements analyses and the current volume forecasts immediately. Please confirm that Boeing will be providing these materials promptly.

Sincerely,

/s/  Lanny Martin

J. Landis Martin

cc:  Mr. Russ Bunio






                                    EXHIBIT E

                                       TO

                            COMPLAINT AND JURY DEMAND

                              [ON TIMET LETTERHEAD]

VIA FACSIMILE @ 425-266-2444

February 24, 2000


Mr. Samuel R. White
Director of Procurement - Materiel Division
The Boeing Company

P.O. Box 3707 M/S 38-FM
Seattle, WA 98124-2207


Dear Sam:

I received your letter of February 18, 2000.

The Boeing contract is the most important issue facing TIMET. Our survival as a major titanium supplier to the aerospace industry is in jeopardy because of Boeing's unwillingness to fully commit to the TIMET contract. For these reasons, I cannot delegate this responsibility to anyone else in our organization.

I am prepared to meet at any time on the contract. I think a meeting that included you would have more potential than a meeting that only included others. Please let me have your thoughts.

I look forward to hearing from you.

Sincerely,


/s/ Lanny

J. Landis Martin